EXHIBIT 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 6 day of April, 2015, between ARE-SEATTLE NO. 16, LLC, a Delaware limited liability company (“Landlord”), and JUNO THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Address:	The to be constructed 12-story building to be known as 400 Dexter Avenue North, Seattle, Washington

Premises:	The three floors of the Building designated by Tenant (or, if applicable, deemed accepted) pursuant to Section 2(a) below and consisting of approximately 80,000 rentable square feet.

Project:	The real property on which the building (the “Building”), consisting of approximately 287,806 rentable square feet, in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit A.

Base Rent:	$48.00 per rentable square foot of the Premises per annum, as adjusted pursuant to Section 9 (paragraph 3) below, if applicable, and Section 4 below.

Rentable Area of Premises:	As determined pursuant to Section 5 below.

Rentable Area of Building:	As determined pursuant to Section 5 below.

Tenant’s Share of Operating Expenses:	The Rentable Area of the Premises divided by the Rentable Area of the Building expressed as a percentage.

Security Deposit:	$320,000

Target Delivery Date:	August 3, 2016

Rent Adjustment Percentage:	2.5%

Base Term:	Beginning on the Commencement Date and ending 84 months from the first day of the first full month following the Commencement Date (as defined in Section 2) hereof.

Permitted Use:	Research and development laboratory, office use and/or other uses incidental thereto.

Address for Rent Payment:	Landlord’s Notice Address:
P.O. Box 975383	385 E. Colorado Boulevard, Suite 299
Dallas, Texas 75397-5383	Pasadena, California 91101
Attention: Corporate Secretary

Tenant’s Notice Address	Tenant’s Notice Address
Prior to Substantial Completion of the Tenant Improvements:	Following Substantial Completion of the Tenant Improvements:
307 Westlake Avenue North, Suite 300	400 Dexter Avenue North
Seattle, Washington 98109	Seattle, Washington 98109
Attention: Lease Administrator	Attention: Lease Administrator

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With a copy to:	With a copy to:
307 Westlake Avenue North, Suite 300	400 Dexter Avenue North
Seattle, WA 98109	Seattle, WA 98109
Attn: General Counsel	Attn: General Counsel

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

☒ EXHIBIT A - LEGAL DESCRIPTION	☒ EXHIBIT B - WORK LETTER
☒ EXHIBIT C - COMMENCEMENT DATE	☒ EXHIBIT D - RULES AND REGULATIONS
☒ EXHIBIT E - TENANT’S PERSONAL PROPERTY

1. Lease of Premises; Common Areas; Life Sciences Building.

(a) Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord

(b) Common Areas. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” The Common Areas shall include, without limitation, (1) an open space patio adjacent to the first floor space and, subject to paragraph 3 under Section 2(a) below, a roof deck, (2) a parking garage with 24/7 secured and lighted bike storage facility with accompanying showers and lockers, (3) a lobby with a welcome/security desk and electronic directory(ies), (4) elevators which will include controlled access to Tenant’s floors, (5) an auditorium/conference center with a minimum capacity of 300 seats with a raised platform/stage for the audience to see the presenter, and modern audio visual equipment for scientific presentations, and (6) a fitness center with showers, lockers, and modern and sufficient exercise equipment for full work-outs to accommodate use by approximately 25-30 people during peak hours, for use by Tenant in common with other tenants of the Project without charge for the use thereof other than as part of Operating Expenses. Tenant shall use the auditorium/conference center, bike storage facility and the fitness center and other Common Areas in a manner that complies with all applicable Legal Requirements and any and all reasonable rules and regulations which may be adopted by Landlord from time to time. Landlord reserves the right to modify Common Areas, provided that such modifications do not (i) materially adversely affect Tenant’s use of the Premises for the Permitted Use, (ii) materially alter the specific Common Area amenities described above in this Section 1(b), or (iii) otherwise conflict with this Lease. Landlord shall, subject to Force Majeure and Tenant Delays, provide the initial Common Areas and amenities described above on or about the Commencement Date and from and after the date hereof, shall consult with Tenant from time to time during the Term prior to making material modifications to the Common Areas regarding Tenant’s needs and preferences for Common Areas which Landlord shall consider if and when Landlord makes changes to the Common Areas. It is Landlord’s current desire to encourage one or more retail tenants to lease space on the first floor of the Building so that occupants of the Building would have the option of coffee, sandwiches and the like to go and a sit-down restaurant (collectively, the “Food Amenity”). Landlord, in consultation with Tenant, shall cause the first floor of the Building to be designed to accommodate the Food Amenity. Landlord shall in good faith endeavor to find one or more retail tenants to provide the Food Amenity during the Term; provided, however, that the failure of the Building to include (and/or the cessation during the Term of) the foregoing Food Amenity is not a condition precedent to any of Tenant’s obligations under this Lease nor shall the same be a default by Landlord under this Lease.

(c) Life Science Building. The Building shall be maintained as a Class A laboratory/office building. It is Landlord’s and Tenant’s desire that visitors to the Building identify that the Building has a life sciences and technology focus. In furtherance thereof, Landlord shall include exterior and interior design elements in the Common Areas at the Building, including artwork, that promote the life sciences and technology focus of the Building. Prior to development and from time to time after the Commencement Date, Landlord shall consult with Tenant regarding Landlord’s proposed design elements and artwork for promoting the life sciences and technology focus of the Building and seek Tenant’s comments regarding same. Tenant shall respond to any written request for comments within 5 business days after request

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from Landlord, and Landlord shall in good faith consider incorporating Tenant’s reasonable requests in keeping with the intent of the parties to this Lease that the Building shall have a life sciences and technology focus. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except to the extent that emergencies or Legal Requirements limit such access.

2. Delivery; Acceptance of Premises; Commencement Date.

(a) Designation; Delivery; Acceptance of Premises; Commencement Date. Tenant shall by written notice to Landlord, on or before May 1, 2015 (the “Selection Date Deadline”) select three full floors of the Building as its Premises. The three full floors selected by Tenant pursuant to this Section 2(a) shall also be defined as the “Initial Premises.” All floors except the first floor are available for selection by Tenant and the selected floors needs not be contiguous. If Tenant does not select three floors by the Selection Date Deadline, then Tenant shall be deemed to have selected the 9th floor, the 10th floor and the 11th floor as the Initial Premises. Following Tenant’s selection (or deemed selection of the Initial Premises), Tenant shall, upon Landlord’s request, execute an amendment to this Lease documenting the location of the Initial Premises along with an exhibit showing the same.

A minimum of three full floors will be included in the Initial Premises; however, Tenant may select more than three full floors for the Initial Premises by written notice to Landlord no later than the Selection Date Deadline, and in such case, (i) Tenant’s election of more than three floors shall in no way reduce, diminish or impair Tenant’s expansion rights, right of first offer, right of first refusal, or extension rights, as described in Sections 39 and 40 herein and (ii) Tenant shall be required, prior to the Selection Date Deadline, to deliver to Landlord as additional Security Deposit the equivalent of one month’s Base Rent for each such additional floor selected by Tenant.

In the event that Tenant elects to lease the 12th floor and at least three other floors and delivers notice of said election to Landlord prior to the Selection Date Deadline, then the parties agree that the 12th floor shall be exclusive to Tenant, and no other Building tenants shall be allowed onto the 12th floor or the 12th floor deck unless invited by Tenant. In such event, the 12th floor deck space shall not be included in Base Rent; however, all of Landlord’s Operating Expenses with respect to the 12th floor deck shall be an Operating Expense for which Juno is exclusively responsible. If Tenant leases the 12th floor as provided for in this paragraph, Tenant shall have no right to elect to lease the 5th floor unless and until Landlord provides Tenant with a ROFO Deal Notice that includes the 5th floor.

Landlord shall use diligent, reasonable efforts to deliver the entire Initial Premises to Tenant on or before the Target Delivery Date with the Building Shell for all floors of the Initial Premises in Tenant Improvement Work Readiness Condition so that Tenant may commence construction of the Tenant Improvements on each such floor (“Delivery” or “Deliver”). The Target Delivery Date shall adjust as follows: (i) on a day for day basis for each day after April 3, 2015 that Tenant has not delivered a signed Lease counterpart and check for the first month’s Base Rent to Landlord and thereafter timely delivered the Security Deposit, (ii) as a result of Force Majeure (as defined herein below), and (iii) as a result of Tenant Delays. References to the “Target Delivery Date” herein shall be deemed to include adjustments authorized by the previous sentence. As used herein, the terms “Building Shell,” “Tenant Delays” and “Tenant Improvement Work Readiness Condition” shall have the meanings set forth for such terms in the Work Letter.

The “Delivery Date” shall be the earlier of the date that (i) Landlord Delivers the entire Initial Premises to Tenant or (ii) Landlord could have Delivered the Initial Premises to Tenant but for Tenant Delays. Landlord shall, subject only to delays for Force Majeure and Tenant Delays occurring after the Delivery Date, achieve Shell Substantial Completion (as defined in the Work Letter) of the Building Shell no later than 180 days after the Delivery Date (the “Shell Substantial Completion Deadline”). The “Commencement Date” shall be the earlier of (x) 6 months after the Delivery Date or (y) Substantial Completion of the Tenant Improvements; provided, however, the Commencement Date shall be extended for each day after the Shell Substantial Completion Deadline that Shell Substantial Completion is delayed other than as a result of Tenant Delays. The “Rent Commencement Date” shall be the date that is 6 months after the Commencement Date.

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If Landlord fails to timely Deliver the Initial Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. If Landlord fails to Deliver the Initial Premises to Tenant on or before Target Delivery Date, the Rent Commencement Date shall be delayed 2 days for each day after the Target Delivery Date that Landlord fails to Deliver the Initial Premises to Tenant; provided, however, that the Rent Commencement Date shall not be delayed as provided for herein if the Tenant Improvements are Substantially Completed by February 1, 2017.

If Landlord’s failure to timely Deliver the Initial Premises to Tenant (other than as a result of Tenant Delays and/or Force Majeure) results in the Commencement Date of this Lease occurring beyond the expiration date of the term of Tenant’s sublease dated November 22, 2013 (“Tenant’s Existing Lease”) with Seattle Biomedical Research Institute (the “Current Landlord”), at 307 Westlake Avenue North, Suite 300, Seattle, Washington (“Existing Premises”) and Tenant holds over in such Existing Premises, then Landlord shall reimburse Tenant for the Holdover Premium actually required to be paid by Tenant pursuant to Tenant’s Existing Lease. As used herein, the “Holdover Premium” shall mean the amount of base rent and operating expenses per month plus any increase in parking costs, which is the penalty amount required to be paid by Tenant over and above the amount of base rent and operating expenses (plus parking costs) that is otherwise payable by Tenant each month during the last year of the term under Tenant’s Existing Lease on account of Tenant holding over in the Existing Premises; provided, however, that if Current Landlord is willing to accept a lower rent than that otherwise required by Tenant’s Existing Lease, then the Holdover Premium shall be reduced accordingly. If Tenant agrees to any amendments or modifications to Tenant’s Existing Lease which in any way increases or results in an increase in the Holdover Premium, Tenant shall be solely responsible for paying the increased portion of such Holdover Premium. Notwithstanding the foregoing, if Landlord’s failure to timely Deliver the Initial Premises to Tenant (other than as a result of Tenant Delays and/or Force Majeure) results in the Commencement Date of this Lease occurring beyond the expiration date of the term of Tenant’s Existing Lease and the Current Landlord does not permit Tenant to hold over in the Existing Premises, Landlord shall reimburse Tenant for the reasonable monthly costs incurred by Tenant, in excess of the monthly rent and parking costs that was payable under or in connection with Tenant’s Existing Lease immediately prior to the expiration of Tenant’s Existing Lease, to lease temporary offices in the Seattle area until the Commencement Date, together with reasonable costs incurred in connection with the relocation to such temporary offices (collectively herein, the “Substitution Lease Costs”).

Landlord shall from time to time, within 30 days after written demand along with reasonable invoices and evidence of payment from Tenant, reimburse Tenant for the Holdover Premium and Substitution Lease Costs, as such costs are incurred by Tenant.

Upon request of either party hereto, Tenant and Landlord shall promptly execute and deliver a written acknowledgment of the Delivery Date, Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit C; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder, and Landlord’s failure to execute and deliver such acknowledgement shall not affect Tenant’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and any Extension Terms which Tenant may elect pursuant to Section 40 hereof.

(b) Termination Rights Relating to Construction. If (A) Landlord has not been issued a building permit (“Building Permit”) for the construction of the Building Shell by January 21, 2016 (as such date may be extended for Tenant Delays and Force Majeure), (B) Landlord does not break ground on construction of the foundation of the Building Shell by October 8, 2015 (as such date may be extended for Tenant Delays and Force Majeure), (C) the topping-off of the concrete of the Building as reasonably determined by the Contractor (as defined in the Work Letter) has not occurred by August 18, 2016 (as

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such date may be extended for Tenant Delays and Force Majeure) or (D) the Delivery Date has not occurred by August 3, 2016 (as such date may be extended for Tenant Delays and Force Majeure) (each date set forth in subsections (A), (B), (C) and (D) above being a “Milestone Date”), then Tenant shall have the right, as its sole and exclusive remedy at law and in equity), to deliver a written notice to Landlord (“Milestone Failure Termination Notice”) electing to terminate this Lease effective on the date that is (i) 90 days after Landlord’s receipt of such notice if it relates to either of the milestones referred to in clauses (A) and (B), and (ii) 120 days after Landlord’s receipt of such notice if it relates to either of the milestones referred to in clauses (C) and (D). Notwithstanding anything to the contrary contained herein, each Milestone Date shall be extended one day for each day after April 3, 2015, that this Lease has not been executed by Tenant and delivered to Landlord along with the required first month’s Base Rent and Tenant thereafter timely delivers the Security Deposit. Such Milestone Failure Termination Notice must be delivered by Tenant, if at all, no later than 10 business days after the failure of the applicable Milestone Date to be achieved. Notwithstanding the foregoing, if Landlord achieves the Milestone Date that is the subject of the Milestone Failure Termination Notice delivered by Tenant within the 90-day and/or 120-day period, as applicable, following Landlord’s receipt of Tenant’s Milestone Failure Termination Notice, then such Milestone Failure Termination Notice shall be of no further force and effect. Notwithstanding the foregoing, if Landlord fails to achieve any milestone set forth in clauses (B), (C) or (D) within 120 days of the applicable Milestone Date (as the same may be extended for Tenant Delays and Force Majeure, the “Outside Date”), Tenant may deliver written notice electing to terminate this Lease effective on the date of Landlord’s receipt of such notice; provided, however, that Tenant delivers such written termination notice to Landlord no later than 5 business days after the Outside Date. Tenant’s election to terminate this Lease shall be its sole and exclusive remedy at law and in equity, excluding however the payment of Holdover Premium and Substitution Lease Costs accrued as of the date of the termination of this Lease. Upon any termination of this Lease as provided in this Section 2(b), Landlord shall return the Security Deposit and prepaid Rent to Tenant and neither party shall have any further rights or obligations hereunder except for accrued Holdover Premium and Substitution Lease Costs and those obligations that expressly survive the termination of this Lease. Notwithstanding the foregoing and for the avoidance of any doubt, Tenant shall have not right to terminate this Lease pursuant to this Section 2(b) after the Rent Commencement Date.

(c) General. Except as set forth in this Lease and the Work Letter, Tenant shall accept the Initial Premises in their condition as of the Commencement Date. Any access to (other than inspections) or occupancy of the Initial Premises by Tenant prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease, except the obligation to pay Base Rent and Operating Expenses.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. Tenant’s waiver of implied warranties of suitability does not relieve Landlord of any Landlord obligations in this Lease or the exhibits hereto.

3. Rent.

(a) Base Rent. The first month’s Base Rent (i.e. for the 7th month of the Term following the Commencement Date) shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, equal monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

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(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4. Base Rent Adjustments. Base Rent shall be increased on each annual anniversary of the Rent Commencement Date (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be reasonably revised by Landlord from time to time during such calendar year to the extent of unanticipated Operating Expenses. Commencing on the Rent Commencement Date and continuing on the first day of each month thereafter, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all actual costs and expenses of any kind or description whatsoever incurred (and/or, as permitted under this Lease,) accrued each calendar year by Landlord in connection with the ownership, operation, maintenance, management, repairs, replacements and improvements with respect to the Project and its amenities (including, without duplication, Taxes (as defined in Section 9), capital repairs and replacements amortized over the useful life of such capital repairs and replacements (as reasonably determined by Landlord taking into account all relevant factors), and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 3% of Base Rent), excluding only:

(a) the original construction costs of the Building Shell and costs of correcting defects in such original construction;

(b) capital expenditures for expansion of the Project;

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(d) depreciation of the Project (except for capital repairs and replacements, the cost of which are includable in Operating Expenses);

(e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

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(i) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part (and if in part, only to the extent of a reasonable proration) to the operation, maintenance or repair of the Project or to the extent such compensation exceeds the amount that would be payable to unaffiliated (but comparably skilled and experienced) contractors;

(j) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(k) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(l) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(m) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(n) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(o) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(p) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project or which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(q) costs incurred in the sale or refinancing of the Project;

(r) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(s) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project; and

(t) reserves.

Notwithstanding anything to the contrary contained in this Lease, during the first 12 months of the Lease following the Rent Commencement Date, Tenant’s Share of Operating Expenses (excluding Utilities directly serving the Premises and Taxes) shall not exceed $13.00 per rentable square foot of the Premises per annum.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of

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actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 90 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the 4 largest in the United States, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Project is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year shall be computed as though the Project had been 95% occupied on average during such year.

The rentable square footage of the Premises and the Building shall be determined prior to the Rent Commencement Date using the 2010 Standard Method of Measuring Floor Area in Office Buildings for multi-tenant buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-2010)(the “Measurement Standard”). For the avoidance of any doubt, the Common Areas shall be reflected in the calculation of the Rentable Area of Premises as permitted pursuant to the Measurement Standard. A copy of the letter or report from the Architect (as defined in the Work Letter) setting forth its calculation of the actual rentable square footage of the Premises and Building (using the Measurement Standard), together with all documentary support therefor, shall be furnished to Tenant (the “Notice of Re-determination of RSF”) and is subject to reasonable approval by the TI Architect (as defined in the Work Letter), such approval not to be unreasonably withheld, conditioned or delayed. Following such determination of the actual rentable square footage of the Premises and the Building, Tenant shall, upon request from Landlord, enter into an amendment to this Lease to amend the definitions of “Premises”, “Rentable Area of Premises” and “Rentable Area of Building” on page 1 of this Lease so as to reflect (i) the actual rentable square footage in the definitions of “Premises”, “Rentable Area of Premises” and “Rentable Area of Building”, and (ii) the amount of the “Tenant’s Share of Operating Expenses”.

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“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share is adjusted because of increases in the Rentable Area of the Premises pursuant to this Lease. Landlord may equitably increase Tenant’s Share for any specific item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

Following the first year of the Base Term of this Lease (which first year for purposes of this paragraph means the 12 month period commencing on the Rent Commencement Date) through the expiration of the Base Term, that part of Operating Expenses which is comprised of Controllable Operating Expenses (as defined below) shall be increased by no more than 4% over the Controllable Operating Expenses that Tenant was required to pay in the prior year. Such limitation of 4% per year on increases shall be non-cumulative year to year. “Controllable Operating Expenses” shall mean those Project Operating Expenses for which increases are reasonably within the control of Landlord, and shall specifically not include, without limitation, Taxes, assessments, refuse and or trash removal, insurance, collectively bargained union wages, electricity and other utilities. There shall be no limitation on the amount of increase from year to year on Project Operating Expenses which are not Controllable Operating Expenses.

6. Security Deposit. Upon mutual execution of this Lease if Tenant is paying by check, or within five (5) business days after mutual execution if Tenant is delivering a Letter of Credit, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall, at Tenant’s option, be in the form of cash or in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below. Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth on Page 1 of this Lease. Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, it being agreed that Landlord may, in addition, claim those sums required to cure any default by Tenant under this Lease or which is otherwise required to be paid by Tenant under this Lease. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease. If Tenant terminates this Lease pursuant to the provisions of Section 2(b), then Landlord shall return the Security Deposit to Tenant within 10 days after written request from Tenant.

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If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7. Use. The Premises shall be used solely for the Permitted Use set forth on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). For purposes of clarification, but without limitation, and notwithstanding anything to the contrary herein, Tenant may utilize any and all Tenant floors for laboratory purposes. Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s particular use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or unreasonably obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project. Tenant shall not conduct any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Except as may be provided under or anticipated by the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Landlord shall be responsible for the compliance of the Building Shell and Common Areas of the Project with the applicable Legal Requirements (including ADA) as of the Commencement Date. Subject to Landlord’s obligation pursuant to the immediately preceding sentence, following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) and at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, specific use of the Premises or Tenant’s Alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements. Tenant, at its sole expense, shall make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s specific use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements related to Tenant’s specific use of the Premises or Tenant’s Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement related to Tenant’s specific use or occupancy of the Premises or Tenant’s Alterations.

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Landlord shall be responsible, at no cost or expense to Tenant, for correcting any failure of the Building Shell and Common Areas to comply with the applicable Legal Requirements (including ADA) which were required to be complied with by Landlord as of the Commencement Date.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses, all real estate taxes, fees, assessments, personal property taxes, sales taxes and use taxes levied on or in connection with the ownership and/or operation of the Project, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes, and if Tenant requests such a challenge for good cause, Landlord shall facilitate Tenant’s request in a commercially reasonable manner. Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

Notwithstanding anything to the contrary contained in this Lease, if, during the first 84 months after the Commencement Date, any sale, transfer, refinancing or other changes in ownership of the

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Project is consummated, and solely as a result thereof, and to the extent that solely in connection therewith, the Project is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate Governmental Authority, Tenant shall not be obligated during the first 84 months after the Commencement Date to pay the Tax Increase in connection therewith. The term “Tax Increase” shall mean that portion of the Taxes, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include (and Tenant shall be required to pay for any portion of the Taxes, as calculated immediately following the Reassessment, which (i) is attributable to the assessments of the value of the Project, the base, shell and core of the Building or any construction at the Project, (ii) is attributable to assessments which were pending prior to the Reassessment or which would otherwise have occurred unrelated to the sale or other changes in ownership or (iii) is attributable to any annual inflationary increase of real estate taxes.

Tenant has informed Landlord that Tenant applied for and received a High Technology Sales/Use Tax Deferral pursuant to WAC 458-20-24003 and RCW 82.63 on a different potential headquarters site in 2014 (the “Deferral”) but, as the legislation is currently drafted, it appears that Tenant may not reassign the Deferral to the Project. Landlord shall reasonably cooperate with Tenant, at no material cost to Landlord, and Tenant shall use diligent and commercially reasonably efforts during the calendar 2015 to secure approval to move the Deferral to the Project or to procure a new deferral similar to the Deferral, to Tenant’s benefit, with respect to the Project. If, notwithstanding Tenant’s diligent and commercially reasonable efforts, the Deferral may not be reassigned to the Project and Tenant is unable to procure a new deferral by December 31, 2015, then the initial annual Base Rent payable by Tenant shall be reduced by $1.00 per annum (i.e. from $48.00 per rentable square foot of the Premises per annum to $47.00 per rentable square foot of the Premises per annum).

If Landlord or Tenant is successful in applying the Deferral to the Project or securing a new Deferral for the Project, the tax benefits of the Deferral shall inure to the benefit of Tenant; provided, however, that Tenant shall only be entitled to use and enjoy such tax benefits to the extent such use and enjoyment does not cause Landlord to incur any unreimbursed costs or suffer any losses that would not otherwise be incurred or suffered by it. At Tenant’s request, Landlord will promptly process reasonable and appropriate Deferral paperwork and will remit to Tenant any Deferral tax savings accrued, or Deferral tax refund received. If all or any part of the Deferral paid to Tenant must be repaid to the state, then Tenant shall be solely responsible for such repayment, together with interest and penalties. At the request of either party, Landlord and Tenant shall amend this Lease to the extent required under applicable law and regulations to secure the benefits of a Deferral.

10. Parking. On or before July 1, 2015, Tenant shall have the right, by written notice to Landlord, to review and approve Landlord’s plans for the parking garage serving the Project (the “Parking Garage”) to ensure that the parking count, stall size, garage configuration, location of reserved stalls, and number of electric recharging stations meet with Tenant’s reasonable expectations (which may exceed the baseline requirements to comply with law). From and after the date of this Lease, Landlord shall provide Tenant with such parking garage information as Tenant may, by written notice to Landlord, reasonably request. Tenant shall not unreasonably withhold, delay or condition its approval of Landlord’s plans for the Parking Garage. Subject to casualty and any required temporary restoration period, Tenant shall be entitled, but not required, to use in common with other tenants of the Project up to 1.7 parking spaces per 1,000 rentable square feet of the Premises (the “Guaranteed Parking Spaces”) in parking garage serving the Project (“Parking Garage”) in those areas designated for non-reserved parking (consistent with approved Parking Garage plan), subject in each case to Landlord’s reasonable rules and regulations and, commencing on the Rent Commencement Date, the payment to Landlord of $195.00 per month for each parking space (“Parking Charges”). On each annual anniversary of the Rent Commencement Date, the per parking space Parking Charges payable by Tenant shall be increased by Landlord to the then-current market rate for parking spaces in similar parking garages serving Class A laboratory/office buildings in the South Lake Union area of Seattle, as reasonably determined by Landlord; provided, however, that in no event shall the Parking Charges be increased in any calendar year by more than 5% over the Parking Charges payable by Tenant during the immediately preceding calendar year. Tenant shall deliver written notice to Landlord on or before the date that is 30 days prior to the Commencement Date reflecting the number of parking spaces that Tenant has elected to use as of

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the Commencement Date. Subject to the immediately following sentence, Tenant shall have the right, upon 30 days’ written notice to Landlord, to increase or decrease the number of parking spaces being used by Tenant; provided, however, that Tenant shall only have the right to use more spaces than the Guaranteed Parking Spaces, if additional spaces are available for use by Tenant within the Parking Garage. In such case, Tenant may use additional spaces at the same price as Tenant’s other stalls, until such time as Landlord determines that it requires the additional spaces back for use by other Building tenants or guests, invitees or employees thereof. Landlord shall not lease or license any parking space to users who are not Building tenants or guests, invitees or employees thereof if Landlord would be unable as a result thereof to provide Tenant with the number of spaces desired by Tenant. Tenant shall be entitled to 10 reserved parking spaces in locations designated in the approved plans for the Parking Garage (which reserved parking spaces shall count against Tenant’s share of 1.7 parking spaces per 1,000 rentable square feet of the Premises). Landlord shall provide signage that Tenant’s reserved parking spaces are reserved solely to Tenant. Landlord shall not grant parking rights to other tenants of the Project which conflict with Tenant’s rights hereunder.

Tenant acknowledges that pursuant to Legal Requirements, the Parking Garage will only have up to approximately 1.6 parking spaces per 1,000 rentable square feet of the Building. Landlord shall use Landlord’s commercially reasonable efforts to provide Tenant with 1.7 parking spaces per 1,000 rentable square foot of the Premises at all times during the Term. If, despite Landlord’s commercially reasonable efforts, Landlord is unable to provide Tenant with 1.7 parking spots per 1,000 rentable square feet of the Premises (a/k/a the “Guaranteed Parking Spaces”), Landlord shall promptly, diligently, and in good faith, endeavor to provide a number of parking spaces equal to the amount of parking spaces not available in the Parking Garage to meet Tenant’s parking ratio in a comparable parking garage within 3 blocks of the Project. Tenant shall be required to pay a rate for such other stalls at a rate not greater than the same rate that Tenant is then paying for parking spaces in the Parking Garage pursuant to this Lease and Landlord shall pay any additional costs or fees for such stalls.

11. Utilities, Services. Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, sewer, natural gas and other utilities, refuse and trash collection and janitorial services (collectively, “Utilities”) to the Building. Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord may cause, at Tenant’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, as except as provided for in the paragraph below, the abatement of Rent. In the event of an interruption or failure of Utilities, Tenant shall have the self-help rights provided for in Section 31. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use. Tenant shall contract directly and pay for telephone, internet, date and telecommunication services to the Premises. Notwithstanding the foregoing, Tenant shall have the right from time to time, upon 30 days prior written notice to Landlord, to elect to contract directly and pay for janitorial services to the Premises in which case, during such periods where Tenant is contracting directly and paying for janitorial services to the Premises, (i) Landlord shall not be required to provide any janitorial services to the Premises and (ii) Tenant shall not be charged for janitorial services to the Premises or other tenants’ premises as part of Operating Expenses.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is not due in any part to any act or omission on the part of Tenant or any Tenant Party (as hereinafter defined) (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal

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operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 5 day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises; provided, however, that in no event shall Tenant be entitled to any rental abatement amount for a Service Interruption pursuant to this paragraph in excess of any rental interruption insurance proceeds, if any, received by Landlord. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: HVAC service, elevator service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide the same to Tenant under this Lease.

Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide the Building with a 2,000 KW emergency generator with switch gear which provides 1,000 KW for the exclusive use of Tenant, and (ii) to contract with a third party vendor to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines and such other reasonable standards and guidelines for the third party vendor to comply with as may be requested by Tenant in writing. Tenant’s ATS shall be bypass isolation type. Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generator when the emergency generator is not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power; however, Tenant shall have the right, subject to reasonable rules and regulations, to bring in an alternative back-up generator or to take other reasonable corrective action to restore utilities provided that Tenant may not take any action that may impact any other tenant(s) of the Building or its/their operations at the Building. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generator will be operational at all times or that emergency power will be available to the Premises when needed. Tenant shall, upon reasonable advance written notice to Landlord, have the right from time to time to review Landlord’s maintenance records for the emergency generator and to speak with the third party vendor maintaining and servicing the generator. Tenant may request of such third party vendor that they provide Tenant with five (5) business days in advance of scheduled generator maintenance. In addition, Tenant shall have right, upon written notice to Landlord, to participate in (i) the selection of the third party vendor to maintain the emergency generator and (ii) determining the scope of work to be performed by such third party vendor in maintaining the emergency generator. Landlord shall diligently take all reasonable actions to repair and restore generator functionality after written notice from Tenant that such emergency generator is not operational.

12. Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, but excluding the installation, removal or realignment of equipment, appliances and furniture systems (other than removal of any equipment, appliances and furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s reasonable discretion. Notwithstanding the foregoing, this Section does not apply to the Tenant Improvements, which are addressed by the Work Letter attached hereto. Furthermore, notwithstanding anything to the contrary herein, Landlord shall not object to requests for Alterations to first generation rentable areas if the Alterations proposed by Tenant are substantially similar to the approved Tenant Improvements addressed in the Work Letter. Subject to the foregoing, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold its consent to any Alterations that materially or adversely affect the structure or Building Systems. Notwithstanding anything to the contrary contained herein, Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior

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approval if the aggregate cost of all such work in any 12 month period does not exceed $250,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration not less than 15 business days in advance thereof. Tenant shall, upon Landlord’s request, provide Landlord with such plans, information and contracts as may be reasonably requested by Landlord about any Notice-Only Alteration. If Landlord approves any Alterations, which is not a Notice-Only Alteration, Landlord may impose reasonable conditions on Tenant in connection with the commencement, performance and completion of such Alterations. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, an amount equal to the reasonable out-of-pocket expenses incurred by Landlord or its contractors or agents in connection with any Alterations other than Notice-Only Alterations in connection with Landlord’s plan review, coordination, scheduling and supervision of such Alterations. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Excluding Notice-Only Alterations, Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or material subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any such Alterations, Tenant shall deliver to Landlord: (i) signed statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration and any Alteration security delivered in conjunction with this paragraph shall be promptly returned to Tenant.

All Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Tenant shall not be obligated to (nor shall Tenant have the right to) remove any of the Landlord’s Work, initial Tenant Improvements, other initial tenant improvements to shell space, even if consent for such is required, or any Notice-Only Alterations. Notwithstanding the foregoing, except for Installations, nothing set forth herein shall prohibit Tenant from removing Tenant’s Property. Landlord shall, if requested by Tenant at the time its approval of any Alteration (other than Notice-Only Alterations or tenant improvements to shell space, both of which Tenant shall not be required to remove) is requested, notify Tenant whether Landlord requires that Tenant remove such Alteration upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) any Alterations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (ii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. In no event shall Tenant be required to (nor shall Tenant) remove any Tenant Improvements. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, Landlord shall not unreasonably withhold its consent to such waiver.

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For purposes of this Lease, (x) “Tenant’s Property” means any items listed on Exhibit E attached hereto and any items agreed by Landlord in writing to be included on Exhibit E in the future and, other than Installations, any personal property, furnishings, furniture or equipment of Tenant that may be removed without material damage to the Premises, and (y) “Installations” means all property of any kind paid for with the TI Allowance (other than furniture which may be removed without material damage to the Premises), all Alterations, all fixtures, and all affixed partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

13. Landlord’s Repairs. Landlord, as an Operating Expense, shall maintain and operate the Project, excluding the Premises, and the HVAC, plumbing, fire sprinklers, elevators and all other building systems and Utilities serving the Premises and other portions of the Project (“Building Systems”), in good repair and condition and consistent with Class A laboratory/office buildings in the South Lake Union area of Seattle. Losses and damages caused by Tenant (or any assignee or sublessee of Tenant) or by any of Tenant’s (or any of its assignee’s or sublessee’s) agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Except to the extent required by an emergency, Landlord shall not stop or interrupt any Building Systems services unless Landlord has provided not less than 5 business days prior notice to Tenant and has consulted with Tenant on any necessary maintenance, repairs, alterations, and improvements which will cause an interruption or material modification of service. Landlord shall use reasonable efforts to implement any such maintenance, repair, alteration and improvement of the Building Systems in a manner which will minimize impact on Tenant’s operations in the Premises. In the event of any emergency, Landlord shall provide such notice and consult with Tenant as soon as reasonably possible. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption but Landlord shall use commercially reasonable efforts to promptly restore services. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair and shall in all events consult with Tenant promptly thereafter if Building Systems are being interrupted. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or, except for Tenant’s self-help rights as provided for in Section 31, to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

Tenant shall have the self-help rights provided for in Section 31.

14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair and maintain in good condition the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls but excluding any structural portions of the Building and Building Systems except to the extent damaged by Tenant or any Tenant Party, in which case Tenant shall be responsible for reimbursing Landlord for the costs to repair such damage unless fully covered by insurance, but Tenant shall be responsible for the applicable deductible. Should Tenant fail to make any such repair or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by

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Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 business days after the filing thereof and notice has been provided to Tenant, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification.

(a) Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises by Tenant or a Tenant Party or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by (i) the willful misconduct or negligence of Landlord or (ii) a breach by Landlord under this Lease. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party

(b) Subject to all of the other applicable provisions of this Lease, Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all third party Claims for injury or death to persons or damage to property occurring at the Project to the extent caused by (i) the willful misconduct or negligence of Landlord or (ii) a breach by Landlord under this Lease.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord shall maintain earthquake and terrorism insurance with coverages and limits determined by Landlord. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood and environmental hazard, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s particular use of the Premises.

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Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $3,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A- and financial category rating of at least Class VII in “Best’s Insurance Guide”;; not contain a hostile fire exclusion; contain a contractual liability endorsement, unless such endorsement would actually be more limiting than as contained in Tenant’s insurance without said endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant prior to (i) the earlier to occur of (x) the Delivery Date, or (y) the date that Tenant accesses the Premises under this Lease, and (ii) each renewal of said insurance. Tenant shall (i) provide Landlord with 10 days’ advance written notice of cancellation of Tenant’s commercial general liability policy and (ii) also use commercially reasonable efforts to secure from Tenant’s insurance carrier(s) a provision providing that the insurance required herein shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer, however, if Tenant’s insurance company does not provide that assurance as a matter of policy then Tenant shall not be required to secure said cancellation notice provision. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

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Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 18 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 5 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall utilize Landlord’s commercially reasonable efforts to secure insurance proceeds due under Landlord’s policies of insurance and, upon receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant. Landlord’s failure to maintain the insurance required to be maintained by Landlord under this Lease shall in no event excuse Landlord from restoring the Project whether or not sufficient proceeds are available.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term (unless there is an existing Extension Right to extend the Term and Tenant has previously exercised such Extension Right or within 10 business days after any election by Landlord to terminate the Lease, Tenant has exercised such Extension Right; provided, however, that nothing contained in this paragraph is intended to grant Tenant any additional time to exercise an Extension Right beyond the time period provided for in Section 40) and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Landlord shall also have the right to terminate this Lease if, despite Landlord’s commercially reasonable efforts, insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. In the event that no Hazardous Material Clearances are required to be obtained by Tenant with respect to the Premises, rent abatement shall commence on the date of discovery of the damage or destruction. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

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The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable good faith judgment, either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable good faith judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by either party to other party within 10 days of such Taking, this Lease shall terminate and Rent shall be apportioned as of said date. The parties acknowledge their mutual agreement herein that only material Takings (and not minor or inconsequential Takings) may result in the termination of this Lease as provided for above. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 days of any such notice.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises (which does not include vacancies related to casualty, condemnation, remodeling, or compliance with Legal Requirements). Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, Tenant completes Tenant’s obligations with respect to the Surrender Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.

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(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 business days after any such lien is filed against the Premises and notice thereof is provided to Tenant.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently and continuously prosecutes the same to completion, and Tenant shall, upon request(s) from Landlord, provide Landlord with detailed status reports regarding Tenant’s efforts to cure such default.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage

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covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 5% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i) Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof pursuant to applicable law;

(ii) Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii) Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

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(iv) Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.

(d) Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the estimated Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its proposed final

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form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, or (ii) refuse such consent, in its reasonable discretion. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord unless Tenant agrees to restore the Premises and pay for any increase in services; (3) in Landlord’s reasonable opinion, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such the they may (i) attract or cause negative publicity for or about the Building, (ii) negatively affect the reputation of the Building or Landlord, (iii) attract protestors to the Building, or (iv) lessen the attractiveness of the Building to any tenants or prospective tenants; (4) in Landlord’s reasonable opinion, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable opinion, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (10) the assignment is prohibited by Landlord’s lender. No failure of Landlord to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to One Thousand Five Hundred Dollars ($1,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required; provided, however, that Tenant delivers to Landlord a fully executed copy of such sublease or assignment prior to its effective date along with, in the case of a sublease, a Sublease Acknowledgement (as defined below) executed by Tenant and the sublessee. In addition, Tenant shall have the right to assign this Lease, upon at least 10 business days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) (A) if the assignee (the resulting Tenant entity) is a publicly traded company, the market capitalization of such assignee is not less than Two Billion Dollars or (B) if the assignee (resulting Tenant entity) is not a publicly traded company, the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of such assignee is not less than One Billion Dollars, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

Notwithstanding anything to the contrary contained in this Lease, Tenant may, without Landlord’s consent, sublease up to 1 floor of the Premises to a third party not affiliated with Tenant, provided, however, that Tenant shall be required to provide Landlord with a copy of the sublease agreement and, prior to the effective date of each such sublease, Tenant and the sublessee shall be required to execute Landlord’s form of acknowledgment (a “Sublease Acknowledgment”) pursuant to which Tenant and the sublessee acknowledge and agree, among other things, that: (i) the terms of the sublease are subject and subordinate to the terms of this Lease, (ii) if this Lease terminates, then the sublease shall terminate concurrently therewith, (iii) Landlord has no liability or obligations to such sublessee, (iv) Tenant is responsible for all of the acts or omission at the Project of such sublessee and its agents, employees, contractors, invitees and the like, (v) the sublessee shall, during the term of its sublease, maintain the

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same insurance as is required of Tenant under this Lease and provide Landlord with insurance certificates evidencing the same and naming the Landlord Parties as additional insureds, and (vi) the waivers and releases (including, without limitation, waiver of rights of subrogation) set forth in the second to last paragraph of Section 17 that apply as between Landlord and Tenant shall also apply as between Landlord and sublessee.

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

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(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with the rules and regulations attached hereto, and with reasonable, non-discriminatory, new written rules and regulations from time to time established by Landlord covering use of the Common Areas of the Project. Any new rules and regulations imposed by Landlord pursuant to this Section 26 shall not (i) materially adversely affect Tenant’s parking, access to or use of the Premises for the Permitted Use, and/or (ii) materially increase Tenant’s financial obligations to Landlord under this Lease in a manner not otherwise contemplated by the other provisions of this Lease. The current rules and regulations are attached hereto as Exhibit D. If there is any conflict between rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder,

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Tenant’s right to possession of the Premises pursuant to the terms of this Lease shall not be disturbed by the Holder of any such Mortgage. Tenant agrees to attorn to any such Holder. Tenant’s agreement to subordinate this Lease to any future ground or underlying lease or any future deed of trust or mortgage pursuant to this Section 27 is conditioned upon Landlord delivering to Tenant from the Holder of any such mortgage or deed of trust a non-disturbance and attornment agreement (and Tenant shall not unreasonably withhold, condition or delay its approval and/or execution of the same so long as the same does not require Tenant to forego, waive, materially reduce or materially modify any of Tenant’s rights under this Lease or materially increase Tenant’s obligations under this Lease) agreeing, among other things, that Tenant’s right to possession of the Premises pursuant to the terms and conditions of this Lease shall not be disturbed provided Tenant is not in Default under this Lease. Tenant agrees within 10 business days after receipt of written demand to execute, acknowledge and deliver such commercially reasonable instruments, confirming such subordination, and such other commercially reasonable instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about

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the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination,

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provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d) Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is

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found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

(f) Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(g) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any

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default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and such Holder and/or landlord shall have a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided (i) Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices, and (ii) Tenant shall continue to have the self-help rights provided for in immediately following paragraph. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately or before the expiration of 30 days, materially and adversely affect Tenant’s business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within one business day of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have one business day to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, or if Tenant failed to give Landlord the notice required hereunder within one business day of learning of the conditions giving rise to the claimed Material Landlord Default, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not affect the Building structure or Building Systems which may affect other tenants, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder. If Landlord fails to make any payment due Tenant under this paragraph within 30 days after written demand therefor accompanied by reasonably acceptable invoices evidencing the costs incurred by Tenant, all sums due Tenant under this paragraph shall accrue interest at the Interest Rate. Landlord further covenants to exercise good faith and principles of fair dealing in responding to any requests from Tenant for reimbursement for which Tenant is entitled under this paragraph.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to perform janitorial services and make such repairs as may be required or permitted pursuant to this Lease in compliance with this Section. Except as provided for in the preceding sentence, Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 72 hours advance written notice (except in the case of emergencies in which case notice shall be provided to Tenant as soon as reasonably possible and such entry may be at any time) for the purpose of inspecting the Premises, showing the Premises to prospective purchasers and, during the last 9 months of the Term (unless the Term was previously extended pursuant to an Extension Right in which case it may be showed during the last 9 months of the applicable Extension Term), to prospective tenants or for any other business purpose. Landlord may erect a suitable sign at the Project that premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, and designate Common Areas, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use or Tenant’s other rights under this Lease. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and

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adversely affect Landlord’s access rights hereunder. Landlord shall use reasonable efforts to comply with Tenant’s written protocol with respect to entering restricted portions of the Premises; provided, however, that a copy of the same has previously been provided to Landlord. Notwithstanding anything to the contrary set forth in this Lease, Tenant may designate by prior written notice to Landlord certain limited areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency or in the event of a Landlord inspection of such Secured Areas based on a good faith believe that Tenant is in breach of this Lease, in which case Landlord shall provide Tenant with 5 business days’ prior written notice of the specific date and time of such Landlord inspection of such Secured Areas and Tenant shall make a representative available to escort Landlord during any such inspections.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts. Tenant may install such security devices as Tenant deems appropriate in the Premises, subject to protocols for Alterations as described herein. At Tenant’s request, Landlord shall reasonably cooperate with Tenant to coordinate or streamline security as between the Project and the Premises

34. Force Majeure. Neither Landlord nor Tenant shall be responsible or liable for delays in the performance of its obligations hereunder to the extent such party is delayed, despite good faith efforts to avoid delay, by acts of God, quarantines, discovery of fossils and/or Native American artifacts, severe and unusual weather that precludes performing the applicable obligation, national, regional, or local disasters, inability of Landlord to obtain utilities necessary for performance solely because the utility provider is not providing the applicable service as a result of a temporary or longer shutdown affecting the utility provider’s service, national emergencies, governmental action, terrorism, insurrection, riots, fire or other casualty (“Force Majeure”); provided, however, neither party may claim Force Majeure with regard payment (including, without limitation, timing of payment) of purely monetary obligations. Any party claiming Force Majeure shall send a notice to the other party explaining the specific scope and anticipated duration of the Force Majeure event within 10 days after the claiming party realizes, or reasonably should have realized, that a Force Majeure event occurred.

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Flynn Ferguson. Landlord shall pay Flynn Ferguson a commission for this Lease in accordance with a separate written agreement between Landlord and Flynn Ferguson. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY

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AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY IN CONNECTION WITH THIS LEASE BE ASSERTED (NOR ANY RECOURSE BE HAD) AGAINST ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s reasonable opinion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Tenant shall be entitled to prominent signage, as reasonably determined by Landlord and Tenant, in the interior of the Building in locations reasonably acceptable to Landlord and Tenant. Interior signs and signs on the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type reasonably acceptable to Landlord, and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

So long as Tenant is leasing from Landlord at least 50% of the rentable square footage of the Building, then, at the written request of Tenant, the building shall be named “The Juno Building” and such name shall be effectuated at Tenant’s sole cost and expense in a manner reasonably requested by Tenant, as approved and/or conditioned, in Landlord’s reasonable judgment, by Landlord. Tenant shall, at Tenant’s sole cost and expense, have the non-exclusive right to install and maintain, at Tenant’s sole cost and expense, 1 sign bearing Tenant’s name and logo on the Building in a prominent location reasonably acceptable to Landlord and Tenant (“Building Sign”). Tenant acknowledges and agrees that the Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s Building Sign, for the removal of Tenant’s Building Sign at the expiration or earlier termination of this Lease, and for the repair of all damage resulting from such removal. No other tenant of the Project may have more prominent exterior signage on the Building than Tenant unless such tenant leases 2 more full floors than Tenant is leasing under this Lease.

Notwithstanding the foregoing, the rights to a Building Sign and to have the Building named after Tenant as provided in this Section 38, shall be personal to Juno Therapeutics, Inc. and any transferee that acquires all of Tenant’s interest under this Lease pursuant to a Permitted Transfer, and may not be transferred to any other party. If the name of the Tenant changes, Tenant shall have the right to change the Building Sign, at Tenant’s sole cost and expense, in accordance with the terms of this Section 38, to reflect such new name.

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39. Rights to Expand. Tenant shall on or before the Selection Date Deadline and concurrently with the selection of the Initial Premises by written notice to Landlord also select three additional floors (collectively, the “Fixed Expansion Premises” and individually, an “Expansion Floor”) for the expansion of the Premises pursuant to the terms of this Section 39 and shall designate the order in which each Expansion Floor is required to be selected by Tenant pursuant to this Section 39 as “First Expansion Floor”, “Second Expansion Floor”, and “Third Expansion Floor”. All floors except the first floor are available for selection by Tenant and the selected floors need not be contiguous. In the event Tenant does not select three floors by the Selection Date Deadline and the order in which such floors are required to be selected pursuant to this Section 39, Landlord shall select the Fixed Expansion Premises and designate the order in which Tenant is required to expand (i.e. which floor will be the First Expansion Floor, which floor will be the Second Expansion Floor and which floor will be the Third Expansion Floor). Following Tenant’s selection (or, if applicable, Landlord’s selection) of the Fixed Expansion Premises and the order in which Expansion Floor is required to be selected by Tenant pursuant to this Section 39, Tenant shall, upon Landlord’s request, execute an amendment to this Lease documenting the location of Fixed Expansion Premises (and the required order of selection) along with an exhibit showing the same.

(a) Initial Fixed Expansion Option. Subject to the terms of this Section 39, Tenant shall have the right (the “Initial Expansion Right”), but not the obligation to expand the Premises for Tenant’s own use to include one, two or three of the Expansion Floors. For the avoidance of any doubt, in no event may Tenant elect to exercise its Initial Expansion Right for any partial floor(s). If Tenant elects to exercise its Initial Expansion Right with respect to 1 or more full Expansion Floors of the Fixed Expansion Premises, Tenant shall deliver written notice (an “Initial Expansion Election Notice”) to Landlord on or before the date that is 6 months after the Commencement Date (“Initial Option Expiration Date”) identifying which floor(s) in the order required of the Fixed Expansion Premises with respect to which Tenant elects to exercise its Initial Expansion Right (“Identified Initial Expansion Premises”). If Tenant elects not to exercise the Initial Expansion Right, the floor which has been designated as the First Expansion Floor shall be released from the Fixed Expansion Premises. If Tenant timely delivers an Initial Expansion Election Notice to Landlord, Tenant shall lease the Identified Initial Expansion Premises on the same terms and conditions pursuant to which Tenant is leasing the initial Premises, except as otherwise provided in this Section 39(a).

If Tenant timely exercises its Initial Expansion Right with respect to one or more Expansion Floors of the Fixed Expansion Premises, (i) Landlord shall Deliver the Identified Initial Expansion Premises to Tenant within 10 days after Landlord’s receipt of Tenant’s Initial Expansion Election Notice with the Building Shell for the Identified Initial Expansion Premises in Tenant Improvement Work Readiness Condition so that Tenant may commence construction of tenant improvements in the Identified Initial Expansion Premises, (ii) commencing on the earlier of (x) the date that is 6 months after Landlord Delivers the Identified Initial Expansion Premises to Tenant pursuant to subsection (i), and (y) the Substantial Completion of the tenant improvements in the Identified Initial Expansion Premises (as applicable, the “Initial Option Premises Commencement Date”), the Premises shall be expanded to include the Identified Initial Expansion Premises and Tenant shall commence paying Base Rent with respect to the Identified Initial Expansion Premises on a per rentable square foot basis at the then-current Base Rent per rentable square foot being paid with respect to the initial Premises, as adjusted pursuant to Section 4, (iii) Tenant shall not be entitled to any abatement of Base Rent with respect to the Identified Initial Expansion Premises, (iv) commencing on the Initial Option Premises Commencement Date, the definition of “Tenant’s Share of Operating Expenses” shall be proportionately increased to include the Identified Initial Expansion Space and Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Identified Initial Expansion Premises, and (iv) Tenant shall be entitled to a tenant improvement allowance for tenant improvements in the Identified Initial Expansion Premises in the amount of $145.00 per rentable square foot of the Identified Initial Expansion Premises and the tenant improvements shall be designed and constructed (and the funds for the same disbursed) on substantially similar terms as the Work Letter. The parties shall execute an amendment to this Lease documenting Tenant’s leasing of the Identified Initial Expansion Premises on the terms set forth herein promptly after Tenant delivers to Landlord the Initial Expansion Election Notice.

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(b) Second Fixed Expansion Option. Subject to the terms of this Section 39, Tenant shall have the right (the “Second Expansion Right”), but not the obligation to expand the Premises for Tenant’s own use to include (x) the Second Expansion Floor or (y) the Second Expansion Floor and the Third Expansion Floor (or only the Third Expansion Floor if the Second Expansion Floor had been included in the Initial Expansion Election Notice). For the avoidance of any doubt, in no event may Tenant elect to exercise its Second Expansion Right for any partial floor(s). If Tenant elects to exercise its Second Expansion Right with respect to (x) the Second Expansion Floor or (y) the Second Expansion Floor and the Third Expansion Floor (or only the Third Expansion Floor if the Second Expansion Floor had been included the Initial Expansion Election Notice), Tenant shall deliver written notice (an “Second Expansion Election Notice”) to Landlord on or before the date that is 18 months after the Commencement Date (“Second Option Expiration Date”) exercising its Second Expansion Right and identifying whether Tenant is electing option (x) or (y) as the floor(s) to be leased pursuant to Tenant’s Second Expansion Right (as applicable, the “Identified Second Expansion Premises”). If Tenant elects not to exercise the Second Expansion Right, the floor which has been designated as the Second Expansion Floor shall be released from the Fixed Expansion Premises. If Tenant timely delivers a Second Expansion Election Notice, Tenant shall lease the Identified Second Expansion Premises on the same terms and conditions pursuant to which Tenant is leasing the initial Premises, except as otherwise provided in this Section 39(b).

If Tenant timely exercises its Second Expansion Right with respect to one or both remaining floors of the Fixed Expansion Premises, (i) Landlord shall Deliver the Identified Second Expansion Premises to Tenant within 10 days after Landlord’s receipt of Tenant’s Second Expansion Election Notice with the Building Shell for the Identified Second Expansion Premises in Tenant Improvement Work Readiness Condition so that Tenant may commence construction of the tenant improvements in the Identified Second Expansion Premises, (ii) commencing on the earlier of (x) the date that is 6 months after Landlord Delivers the Identified Second Expansion Premises to Tenant pursuant to subsection (i), and (y) the Substantial Completion of the tenant improvements in the Identified Second Expansion Premises (as applicable, the “Second Option Premises Commencement Date”), the Premises shall be expanded to include the Identified Second Expansion Premises and Tenant shall commence paying Base Rent with respect to the Identified Second Expansion Premises on a per rentable square foot basis at the then-current Base Rent per rentable square foot being paid with respect to the initial Premises, as adjusted pursuant to Section 4, (iii) Tenant shall not be entitled to any abatement of Base Rent with respect to the Identified Second Expansion Premises, (iv) commencing on the Second Option Premises Commencement Date, the definition of “Tenant’s Share of Operating Expenses” shall be proportionately increased to include the Identified Second Expansion Space Tenant and Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Identified Second Expansion Premises, and (iv) Tenant shall be entitled to a tenant improvement allowance for tenant improvements in the Identified Second Expansion Premises in the amount of $145.00 per rentable square foot of the Identified Second Expansion Premises, and the tenant improvements shall be designed and constructed (and the funds for the same disbursed) on substantially similar terms as the Work Letter. The parties shall execute an amendment to this Lease documenting Tenant’s leasing of the Identified Second Expansion Premises on the terms set forth herein promptly after Tenant delivers to Landlord the Second Expansion Election Notice.

(c) Third Fixed Expansion Option. Subject to the terms of this Section 39, if Tenant did not lease the Third Expansion Floor pursuant to its Initial Expansion Right or its Second Expansion Right, then Tenant shall have the right (the “Third Expansion Right”), but not the obligation to expand the Premises for Tenant’s own use to include the Third Expansion Floor. For the avoidance of any doubt, in no event may Tenant elect to exercise its Third Expansion Right for any partial portion of such floor. If Tenant elects to exercise its Third Expansion Right with respect to the Third Expansion Floor, Tenant shall deliver written notice (a “Third Expansion Election Notice”) to Landlord of such election on or before the date that is 30 months after the Commencement Date (“Third Option Expiration Date”). If Tenant has not delivered to Landlord a Third Expansion Notice prior to the Third Option Expiration Date,

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Tenant shall be deemed to have forever waived its right to lease the Third Expansion Floor under Section 39(a), (b) and (c). If Tenant timely delivers a Third Expansion Election Notice, Tenant shall lease the Third Expansion Floor on the same terms and conditions pursuant to which Tenant is leasing the initial Premises, except as otherwise provided in this Section 39(c).

If Tenant timely exercises its Third Expansion Right, (i) Landlord shall Deliver the Third Expansion Floor to Tenant within 10 days after Landlord’s receipt of Tenant’s Third Expansion Election Notice with the Building Shell for the Third Expansion Floor in Tenant Improvement Work Readiness Condition so that Tenant may commence construction of the tenant improvements in the Third Expansion Floor, (ii) commencing on the earlier of (x) the date that is 6 months after Landlord Delivers the Third Expansion Floor to Tenant pursuant to subsection (i), and (y) the Substantial Completion of the tenant improvements in the Third Expansion Floor (as applicable, the “Third Option Premises Commencement Date”), the Premises shall be expanded to include the Third Expansion Floor and Tenant shall pay Base Rent with respect to the Third Expansion Floor on a per rentable square foot basis at the then-current Base Rent per rentable square foot being paid with respect to the initial Premises, as adjusted pursuant to Section 4, (iii) Tenant shall not be entitled to any abatement of Base Rent with respect to the Identified Third Expansion Floor, (iv) commencing on the Third Option Premises Commencement Date, the definition of “Tenant’s Share of Operating Expenses” shall be proportionately increased to include the Third Expansion Floor and Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Third Expansion Floor, and (iv) Tenant shall be entitled to a tenant improvement allowance for tenant improvements in the Third Expansion Floor (x) in the amount of $145.00 per rentable square foot of the Third Expansion Floor if Tenant delivers a Third Expansion Election Notice prior to the last day of 25th month after the Commencement Date, or (y) in an amount prorated based on $145.00 per rentable square foot of the Third Expansion Floor and the number of months remaining in the Base Term from and after the Third Option Premises Commencement Date, if Tenant delivers a Third Expansion Election Notice after the last day of the 25th month after the Commencement Date (for example, if Tenant delivers a Third Expansion Election Notice during the 30th month after the Commencement Date then Tenant shall be entitled to a tenant improvement allowance equal to $82.86 per rentable square foot of the Third Expansion Floor). The tenant improvements for the Third Expansion Floor shall be designed and constructed (and the funds for the same disbursed) on substantially similar terms as the Work Letter. The parties shall execute an amendment to this Lease documenting Tenant’s leasing of the Third Expansion Floor on the terms set forth herein promptly after Tenant delivers to Landlord the Third Expansion Election Notice.

(d) Right of First Offer. Subject to the provisions of this Section 39, Tenant shall have the right, but not the obligation, to elect to lease the ROFO Space by delivering written notice of such election to Landlord (each, a “ROFO Election Notice”) no later than 10 days after Landlord’s delivery of written notice to Tenant (each, a “ROFO Deal Notice”) that Landlord either has made or received a bona fide written offer to lease all or a portion of ROFO Space that Landlord is willing to accept (each, a “ROFO Space Pending Deal”). As used herein, “ROFO Space” shall mean (other than on the first floor of the Building) all first generation rentable square footage in the Building (i.e., space that has not previously been leased to another tenant) which is not already part of the Premises, including any portion of the Fixed Expansion Premises with respect to which the Initial Expansion Option, the Second Expansion Option and/or the Third Expansion Option have been waived. Tenant’s rights under this Section 39(d) shall be referred to as Tenant’s “Right of First Offer”. Tenant shall only be entitled to exercise its Right of First Offer with respect to the entire ROFO Space identified in the applicable ROFO Deal Notice (the “Identified ROFO Space”). In no event shall Landlord be required to provide Tenant with a copy of or any information concerning the ROFO Space Pending Deal including, without limitation, the identity of the prospective tenant. Tenant’s failure to deliver a ROFO Election Notice to Landlord within the required 10 day period shall be deemed to be an election by Tenant not to exercise Tenant’s Right of First Offer with respect to the applicable Identified ROFO Space, in which case Tenant shall be deemed to have forever waived its rights under this Section 39(d) with respect to such Identified ROFO Space, the provisions of this Section 39(d) shall no longer apply to such Identified ROFO Space and Landlord shall have the right to lease all or any portion of the Identified ROFO Space to any party on any terms and conditions acceptable to Landlord. Notwithstanding the foregoing, in the event Landlord does not execute a lease for the ROFO Space within six months after the date of the ROFO Election Notice, the ROFO Space shall

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again become subject to the terms of this Section 39(d). If Tenant timely delivers a ROFO Election Notice, Tenant shall lease Identified ROFO Space on the same terms and conditions pursuant to which Tenant is leasing the initial Premises, except as otherwise provided in this Section 39(d).

If Tenant timely exercises its Right of First Offer with respect to an Identified ROFO Space, (i) Landlord shall Deliver the Identified ROFO Space to Tenant within 10 days after Landlord’s receipt of Tenant’s Third Expansion Election Notice with the Building Shell for such Identified ROFO Space in Tenant Improvement Work Readiness Condition so that Tenant may commence construction of the tenant improvements in the Identified ROFO Space, (ii) commencing on the earlier of (x) the date that is 6 months after Landlord Delivers the Identified ROFO Space to Tenant pursuant to subsection (i), and (y) the Substantial Completion of the tenant improvements in the Identified ROFO Space (as applicable, the “ROFO Space Commencement Date”), the Premises shall be expanded to include the Identified ROFO Space and Tenant shall pay Base Rent with respect to the Identified ROFO Space on a per rentable square foot basis at the then-current Base Rent per rentable square foot being paid with respect to the initial Premises, as adjusted pursuant to Section 4, (iii) Tenant shall not be entitled to any abatement of Base Rent with respect to the Identified ROFO Space, (iv) commencing on the ROFO Space Commencement Date, the definition of “Tenant’s Share of Operating Expenses” shall be proportionately increased to include the Identified ROFO Space and Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Identified ROFO Space, and (iv) Tenant shall be entitled to a tenant improvement allowance for tenant improvements in the Identified ROFO Space (x) in the amount of $145.00 per rentable square foot of the Identified ROFO Space if Tenant delivers a ROFO Election Notice prior to the last day of 25th month after the Commencement Date, or (y) which shall be prorated based on $145.00 per rentable square foot of the Identified ROFO Space and the number of months remaining in the Base Term from and after the ROFO Space Commencement Date, if Tenant delivers a ROFO Election Notice after the last day of the 25th month after the Commencement Date (for example, if Tenant delivers a ROFO Election Notice during the 30th month after the Commencement Date then Tenant shall be entitled to a tenant improvement allowance equal to $82.86 per rentable square foot of the Identified ROFO Space). The tenant improvements for the Identified ROFO Space shall be designed and constructed (and the funds for the same disbursed) on substantially similar terms as the Work Letter. The parties shall execute an amendment to this Lease documenting Tenant’s leasing of the Identified ROFO Space on the terms set forth herein promptly after Tenant delivers to Landlord the ROFO Election Notice

(e) Right of First Refusal. Each time during the Base Term that Landlord intends to agree on a written proposal (the “Pending Deal”) to lease all or any portion of the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of and material terms of such Pending Deal. For purposes of this Section 39(e), “ROFR Space” shall mean (other than on the first floor of the Building) any second generation rentable square footage in the Building (i.e., space that is currently or has previously been leased to another tenant) which is not already part of the Premises, which is not occupied by a tenant or which is occupied by a then existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Tenant shall be entitled to exercise its right under this Section 39(e) only with respect to the entire ROFR Space described in such Pending Deal Notice (“Identified ROFR Space”). Within 10 days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified ROFR Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified ROFR Space pursuant to this Section 39(e) is hereinafter referred to as the “Right of Refusal.” If Tenant elects to lease the Identified ROFR Space by delivering the Space Acceptance Notice within the required 10 day period, Tenant shall be deemed to agree to lease the Identified ROFR Space on the same general (i.e., non-business) terms and conditions as this Lease except that with respect to the Identified ROFR Space the terms of this Lease shall be modified to reflect the economic/business terms of the Pending Deal Notice for the rental of the Identified ROFR Space; provided, however, that if the term of the lease in the Pending Deal with respect to the Identified ROFR Space would not be co-terminous with the initial Premises, the economic and other relevant terms in the Pending Deal Notice shall be equitably adjusted so that the term for the Identified ROFR Space is adjusted to be co-terminous with the initial Premises and the economic and other relevant terms being

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offered by Landlord to Tenant in the Pending Deal Notice are no less favorable to Landlord, as reasonably determined by Landlord, than those set forth in the Pending Deal. Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter or the TI Allowance (as defined in the Work Letter) apply to the Identified ROFR Space, as the terms and conditions of the Pending Deal Notice (as may be equitably adjusted by Landlord) shall apply. If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 10 day period, Tenant shall be deemed to have waived its rights under this Section 39(e) to lease the Identified ROFR Space identified in the Pending Deal Notice, and Landlord shall have the right to lease such Identified ROFR Space to the party subject to the Pending Deal Notice (or an affiliate of such party) on substantially the terms and conditions contained in the Pending Deal. Notwithstanding anything to the contrary contained herein, if Landlord fails to execute a lease for the Identified ROFR Space with the party (or an affiliate of the party) subject to the Pending Deal within 90 days after Tenant’s election (or deemed election by Tenant’s failure to provide a Space Acceptance Notice) not to lease the Identified ROFR Space, Tenant’s Right of Refusal for the Identified ROFR Space shall be restored with respect to the next Pending Deal. Notwithstanding anything to the contrary contained herein, Tenant’s Right of First Refusal shall be null and void and of no further force or effect after (i) the date that is 9 months prior to the expiration of the Base Term if Tenant has not exercised its first Extension Right pursuant to Section 40(a), (ii) the date that is 9 months prior to the expiration of the first Extension Term if Tenant has not exercised its second Extension Right (ii) the date that is 9 months prior to the second Extension Term if Tenant has not exercised its third Extension Right, or (iv) the date that is 9 months prior to the expiration of the third Extension Term.

(f) Amended Lease. If after the expiration of a period of 10 days from the date Landlord delivers to Tenant a lease amendment (which amendment shall be consistent with the applicable terms of Section 39(e) and otherwise consistent with the terms of this Lease) for the Identified ROFR Space such lease amendment has not been executed and delivered by Tenant to Landlord, Tenant shall be deemed to have waived its right to lease such Identified ROFR Space.

(g) Exceptions. Notwithstanding the above, the Initial Expansion Right, the Second Expansion Right, the Third Expansion Right, the Right of First Offer and the Right of First Refusal, as applicable, shall, at Landlord’s option, not be in effect and may not be exercised by Tenant during any period of time that Tenant is in Default under any monetary and/or material non-monetary provision of this Lease beyond the applicable cure periods granted to Tenant.

(h) No Waiver. No exercise of Tenant’s Initial Expansion Right, the Second Expansion Right, the Third Expansion Right, the Right of First Offer and the Right of First Refusal shall be construed to limited any of Tenant’s other rights, nor shall it be construed as limiting Tenant’s Term Extension Rights. Further, and without limitation, Tenant’s decision not to exercise a Right of First Refusal or Right of First Offer shall not be deemed a waiver of Tenant’s right to exercise such rights should the space become available again during the Term of Tenant’s Lease.

(i) Rights Personal. The Initial Expansion Right, the Second Expansion Right, the Third Expansion Right, the Right of First Offer and the Right of First Refusal, as applicable, are personal to Tenant and are not assignable, other than in conjunction with Permitted Assignments, without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease optional provision, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(j) No Extensions. The period of time within which Initial Expansion Right, the Second Expansion Right, the Third Expansion Right, the Right of First Offer and the Right of First Refusal, as applicable, may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Initial Expansion Right, the Second Expansion Right, the Third Expansion Right, the Right of First Offer and the Right of First Refusal, as applicable.

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40. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Rights. Tenant shall have 3 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least 9 months prior to the expiration of the Base Term of the Lease or the expiration of any prior Extension Term.

Base Rent for the first year of the first Extension Term shall be 102.5% of the Base Rent for the final year of the Base Term, and Base Rent shall increase on each annual anniversary of the commencement date of such Extension Term by the Rent Adjustment Percentage. In addition, Landlord may impose a market rent for the parking rights provided hereunder in the first year of said Extension Term and thereafter the five percent (5%) annual increase restriction described herein shall apply.

Base Rent for the first year of the second Extension Term shall be payable at the then Market Rate (as defined below). Base Rent shall thereafter be increased on each annual anniversary of the commencement of such Extension Term by the Rent Adjustment Percentage. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings), nonrenewal, non-expansion and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Alterations and other improvements) and floor height in Class A laboratory buildings, as applicable, in the South Lake Union area of Seattle for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, percentage of laboratory and office space, parking costs, leasing commissions, amenities available at the Project, allowances or concessions, if any. In no event shall the Market Rate for the first year of the second Extension Term be less than the Base Rent payable as of the date immediately preceding the commencement of the second Extension Term increased by the Rent Adjustment Percentage or more than the Base Rent payable as of the date immediately preceding the commencement of the second Extension Term increased by 10%. In addition, Landlord may impose a market rent for the parking rights provided hereunder in the first year of said Extension Term and thereafter the five percent (5%) annual increase restriction described herein shall apply.

Base Rent for the first year of the third Extension Term shall be payable at the greater of (i) the then Market Rate, or (ii) the Base Rent payable as of the date immediately preceding the commencement of the third Extension Term increased by the Rent Adjustment Percentage. Base Rent shall thereafter be increased on each annual anniversary of the commencement of such Extension Term by the Rent Adjustment Percentage. In addition, Landlord may impose a market rent for the parking rights provided hereunder in the first year of said Extension Term and thereafter the five percent (5%) annual increase restriction described herein shall apply.

If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease or the applicable Extension Term, Tenant has not agreed with Landlord’s determination of the Market Rate during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(b) Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually

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appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator or majority of the 3 Arbitrators shall be final and binding upon the parties. The authority of the Arbitrator(s) shall be limited strictly to a selection of either Landlord’s Extension Proposal in its entirety or Tenant’s Extension Proposal in its entirety as the Extension Proposal which most closely approximates the Market Rate (including escalations). The Arbitrator(s) shall have no authority to create an independent structure of Market Rate (including escalations), combine elements of both Extension Proposals to create a third, or compromise or alter in any way any of the components of the Extension Proposals submitted by the parties. The sole decision to be made shall be which of the parties’ Extension Proposals in its entirety shall determine the Market Rate (including escalations) for the Extension Term. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Seattle metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Seattle metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. Extension Rights are personal to Tenant and are not assignable (other than in conjunction with a Permitted Assignment) without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d) Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights during any period of time that Tenant is in Default under any monetary and/or material non-monetary provision of this Lease beyond the cure periods granted to Tenant.

(e) No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

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41. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Subject to Legal Requirements, Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 41(c) shall not apply.

(d) Recordation. This Lease may be filed or disclosed by or on behalf of Tenant in satisfaction of Tenant’s SEC filing requirements or as expressly required pursuant to other Legal Requirements but shall not otherwise be filed in any public record. This Lease shall not be filed against Landlord’s title to the Property. However, upon Tenant’s request, the parties shall execute and Tenant shall record in the official records of King County, Washington, a memorandum of this Lease in the form required by King County, Washington, evidencing only the fact that (i) Landlord and Tenant and are parties to a lease agreement pursuant to which Tenant is leasing for the Base Term certain premises at the Project, and (ii) Tenant has expansion and extension options through a certain date which are more particularly described in the Lease. Tenant shall, within 5 business days after request from Landlord, record a termination of such memorandum on the expiration or earlier termination of this Lease.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

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(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j) OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o) Reasonable Consent. Whenever any consent or approval or the like is required from either Landlord or Tenant, such consent, approval or the like shall not be unreasonably withheld, delayed or conditioned unless such consent, approval or the like is stated to be within the sole discretion of a party.

(p) Project Restriction. Provided that there is no Default by Tenant under this Lease beyond any applicable cure period, Landlord shall not enter into a lease agreement for any space in the Project to any direct competitors of Tenant who as their primary focus of business are developing CAR-T immunotherapies for treating cancers (individually and collectively, a “Competitor”), provided, however, that nothing contained in this sentence shall in any way limit or preclude (i) any tenant that Landlord may

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lease space to at the Project from being acquired, directly or indirectly, by any Competitor, (ii) any tenant that Landlord may lease space to at the Project from assigning its lease its premises to any Competitor, and (iii) Landlord from consenting to any transaction described in clauses (i) or (ii). The provisions of this paragraph shall only apply as long as Juno Therapeutics, Inc. is the tenant occupying a majority of the Premises under this Lease.

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

JUNO THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Bernard J. Cassidy
Its:	General Counsel & Secretary

LANDLORD:

ARE-SEATTLE NO. 16, LLC, a Delaware limited liability company.

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland Corporation,
general partner

By:	/s/ Jennifer Banks
Its:	EVP, General Counsel

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LANDLORD’S ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
) §
County of	)

On April 6, 2015, before me, Charles L. Murphy, a Notary Public, personally appeared Jennifer Banks who proved to me on the basis of satisfactory evidence to be the person~~(s)~~ whose name~~(s)~~ is~~/are~~ subscribed to the within instrument and acknowledged to me that ~~he/~~she~~/they~~ executed the same in ~~his/~~her~~/their~~ authorized capacity~~(ies)~~, and that by ~~his/~~her~~/their~~ signature~~(s)~~ on the instrument the person~~(s)~~, or the entity upon behalf of which the person~~(s)~~ acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct

WITNESS my hand and official seal.

/s/ Charles L. Murphy
Signature of Notary	(Affix seal here)
/seal/

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TENANT’S ACKNOWLEDGMENT

STATE OF WA
ss.
COUNTY OF KING

On this 3 day of April, 2015, before me personally appeared Bernard Cassidy, to me known to be the General Counsel of Juno Therapeutics, a Delaware corporation, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Patricia Betty Grossbard
(Signature of Notary)
/seal/
Patricia Betty Grossbard
(Legibly Print or Stamp Name of Notary)

Notary public in and for the State of Washington,
residing at 307 Westlake Ave N, Ste 300, Seattle, WA 98109

My appointment expires 5/12/16

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EXHIBIT A TO LEASE

LEGAL DESCRIPTION OF PROJECT

LOTS 7 AND 8, BLOCK 82, MAP OF D. T. DENNY’S HOME ADDITION TO THE CITY OF SEATTLE, ACCORDING TO THE PLAT THEREOF RECORDED IN VOLUME 3 OF PLATS, PAGE(S) 115, IN KING COUNTY, WASHINGTON;

EXCEPT THE WEST 20 FEET THEREOF CONDEMNED IN KING COUNTY SUPERIOR COURT CAUSE NO. 193437 FOR WIDENING OF DEXTER AVENUE AS PROVIDED UNDER ORDINANCE NO. 50890 OF THE CITY OF SEATTLE.

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EXHIBIT B TO LEASE

WORK LETTER

THIS WORK LETTER dated April 6, 2015 (this “Work Letter”) is made and entered into by and between ARE-SEATTLE NO. 16, LLC, a Delaware limited liability company (“Landlord”), and JUNO THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated April 6, 2015 (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Andy Walker and Geoff Quinn (“Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 1 business day advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Jeff Graves and Vin Ciruzzi (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 1 business day advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work. Neither Landlord nor Landlord’s Representative shall be authorized to direct Tenant’s contractors in the performance of the Tenant Improvements (as hereinafter defined).

(c) Architects and Contractors. Landlord and Tenant agree that the architect (the “Architect”) for the Building Shell (as defined in Section 2(b) below) shall be Collins Woerman Architects and that the general contractor (the “Contractor”) for the Building Shell shall be BN Builders and such parties shall be engaged by Landlord. The subcontractors for the Building Shell shall be selected by Landlord in its sole discretion.

Landlord and Tenant further agree that the TI Architect (as defined in Section 3(b) below) for the Tenant Improvements (as defined in Section 3(a) below) and Tenant’s general contractor for construction of the Tenant Improvements (the “TI Contractor”) shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. The subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall directly engage the TI Architect and the TI Contractor for the design and construction of the Tenant Improvements. Landlord shall be named a third party beneficiary of any warranties and indemnities provided in any contract entered into by Tenant with the TI Architect and the TI Contractor for the Tenant Improvements. Landlord’s and Tenant’s respective contracts with the Contractor and the TI Contractor shall contain not less than a one-year warranty as to materials and workmanship with respect to the Building Shell and Tenant Improvements, respectively, and Tenant’s contract shall provide that the warranty shall inure to the benefit of both Landlord and Tenant and shall be directly enforceable by either of them. Tenant covenants to provide Landlord with an assignment (on a non-exclusive basis) or other assurance necessary to effect such right of direct enforcement in the event of a Default by Tenant or a termination of the Lease prior to the expiration of any applicable warranty period. Landlord shall be responsible for enforcing the warranties under the construction contract between Landlord and Landlord’s Contractor so that the costs of correcting defective work in the Building Shell are not passed through to Tenant as part of Operating Expenses.

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(d) Coordination Obligations. Landlord and Tenant desire the construction of the Tenant Improvements to commence upon the Building Shell being in Tenant Improvement Work Readiness Condition (as hereinafter defined). To minimize any coordination issues between the completion of the construction of the Building Shell and the construction of the Tenant Improvements, Landlord and Tenant have agreed to develop a master project construction schedule that allows such work to be performed simultaneously and as expeditiously as reasonably practicable. Landlord and Tenant shall work together in a cooperative manner, and shall likewise require each of their respective architects and engineers and the Contractor and the TI Contractor to work together in a cooperative manner, to coordinate the Landlord’s Work and the Tenant Improvements and to achieve the substantial completion of all such work in as prompt and efficient manner as reasonably practicable.

Tenant shall attend periodic Building Shell construction meetings so that Tenant can remain informed of Landlord’s progress, critical path plans, changes to the master project construction schedule and any materials changes to the Building Shell and so that Tenant has 120, 75 and 30 days advance warning of the anticipated dates that the initial floors of the Premises will be in Tenant Improvement Work Readiness Condition.

2. Building Shell.

(a) Drawings. Tenant acknowledges the existence of 100% Design Development describing the Building Shell dated September 22, 2014, prepared by the Architect (the “Shell Documents”). The Shell Documents are currently being modified and updated in a permit set to address, among other things, the requirements set forth on Exhibit B-1 (as modified and updated, the “Permit Set”). Landlord shall provide Tenant with a copy of the Permit Set which incorporates the requirements of Exhibit B-1 when the same are ready for review by Tenant which Landlord anticipates to occur on or before July 15, 2015. Landlord acknowledges that Tenant may desire changes to the Permit Set to accommodate the Tenant Improvements (“Tenant Shell Modifications”). Landlord shall not unreasonably withhold, delay or condition its approval of any Tenant Shell Modifications requested by Tenant; provided, however, that Tenant may not request, and Landlord shall have no obligation to approve, any Tenant Shell Modifications that are materially inconsistent with the existing basic structural design or building massing reflected in the Permit Set. Tenant’s proposed Tenant Shell Modifications must be conveyed to Landlord by no later than 10 business days after Tenant receipt of the Permit Set. Within 10 business days after receipt of such Tenant Shell Modifications (or as soon as reasonably possibly thereafter if more than 10 business days is required), Landlord shall provide Tenant and the TI Architect with (i) information reflecting the Tenant Shell Modifications that have been approved by Landlord and (ii) a reasonable estimate of the Tenant Delay (i.e. because the proposed Tenant Shell Modifications would extend the date on which the Tenant Improvement Work Readiness Condition would otherwise occur and/or extend the date on which Landlord would otherwise achieve Shell Substantial Completion) and the cost Landlord will incur in connection with the approved Tenant Shell Modification ((i) and (ii) being collectively referred to herein as “Landlord’s Response”). Tenant will notify Landlord of its approval or reasonable disapproval of the Landlord’s Response not later than 2 business days after receipt of the Landlord’s Response and whether or not Tenant will accept the Tenant Delay and/or the cost Landlord will incur resulting from any approved Tenant Shell Modifications (and if Tenant fails to accept both, then Landlord shall have no obligation to make the applicable requested Tenant Shell Modification). If Tenant disapproves of the Landlord’s Response, Tenant shall state its reasons for such disapproval in its response to Landlord and Landlord shall respond to any such comments within 5 business days after its receipt of such comments. If Landlord disapproves of any Tenant Shell Modifications proposed by Tenant, Landlord shall notify Tenant of the reasons for its disapproval within the period set forth above for Landlord’s response and, upon either party’s written request, the parties shall promptly meet, confer and negotiate in good faith to reach agreement on such disapproved Tenant Shell Modifications. Such review, revision and negotiation shall continue with the parties working in good faith until the Permit Set is approved and completed, but the entire process (including revisions to the Permit Set) must be completed by the date that is 17 business days after Tenant’s receipt of the initial Permit Set otherwise each

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Milestone Date shall be extended one day for each day after such 17th business day until the Permit Set has been approved and completed (except in the event that the failure to approve and complete the Permit Set is as a result of a Tenant Delay in which case Tenant shall be charged with a Tenant Delay), and any dispute between the parties shall be governed by the last paragraph of this Section 2(a) below. For the avoidance of any doubt, (i) all costs and expenses (including hard and soft costs) incurred (or to be incurred) by Landlord resulting from any proposed Tenant Shell Modifications shall be borne by Tenant and payment for the same shall be delivered to Landlord, within 30 days after written request from Landlord which may, at Landlord’s election, be prior to commencement of the work (i.e., prior to the design and/or construction) constituting the Tenant Shell Modifications, (ii) all delays in completing the Permit Set and/or construction portion of Landlord’s Work resulting from any Tenant Shell Modifications shall constitute a Tenant Delay. Notwithstanding anything to the contrary herein, Landlord and Tenant agree that Tenant shall have no financial obligation with regard to any Tenant Shell Modification requests that are designed solely to ensure that the Exhibit B-1 concepts or other express Landlord requirements as set forth in this Lease are properly incorporated into the Permit Set.

Notwithstanding the foregoing, if two floors of the Initial Premises are contiguous, the Permit Set shall include a single internal stair case between such contiguous floors of the Initial Premises. Tenant shall be required to notify Landlord in writing by the Selection Date Deadline which contiguous floors will have the internal stair case, and, if Tenant fails to so notify Landlord, Tenant shall be deemed to have elected to have the internal stair case between the upper two most contiguous floors, if any, within the Initial Premises. (For the avoidance of any doubt, if Tenant leases floors 8, 9 and 10, Tenant shall be entitled to only one internal staircase between either floors 8 and 9 or between floors 9 and 10, and in no event shall Tenant be entitled to an internal staircase between floors 8 and 9 and 9 and 10. Furthermore, Tenant shall have no right to an internal stair case with respect to any Expansion Floor(s).) Notwithstanding anything to the contrary contained herein: (1) Tenant shall have the right upon written notice to Landlord, at Tenant’s sole cost and expense, to require additional internal stair cases between contiguous floors with the Premises, subject to Landlord’s reasonable conditions and requirements (and Tenant acknowledges that such request may result in Tenant Delays), and (2) Tenant shall have no restoration obligation with regard to the internal staircase(s).

Tenant shall reasonably cooperate with Landlord’s efforts, if any, to obtain LEED certification for the Building Shell.

Upon any dispute regarding the design of the Building Shell, which is not settled within 5 business days after notice of such dispute is delivered by one party to the other, Landlord may make the final decision regarding the design of the Building Shell; provided, however, that (i) all costs and expenses resulting from any such decision by Landlord to address any comment(s) by Tenant (other than those comments for which Tenant has no financial obligation as provided for in the last sentence of the first paragraph of this Section 2(a)) shall be payable by Tenant, (ii) Landlord does not have unilateral discretion to materially deviate from the requirements of Exhibit B-1, and (iii) Landlord’s decision shall be substantially in accordance with and represent a logical evolution of the Shell Documents as modified by Exhibit B-1. Notwithstanding anything to the contrary contained herein, any amounts owed by Tenant to Landlord under this Work Letter with respect to Landlord’s Work shall be paid by Tenant to Landlord, within 30 days after written request from Landlord, at the time the applicable cost is incurred by Landlord.

(b) Definition of Landlord’s Work and Building Shell. As used herein, “Landlord’s Work” shall mean the work of designing, permitting and constructing the Building Shell. As used herein, “Building Shell” shall mean the base, shell and core and the other portions of the Project as more particularly described in Exhibit B-1.

(c) Commencement and Permitting. Notwithstanding anything to the contrary contained herein, Tenant understands and acknowledges that Landlord’s Work shall be subject to obtaining the requisite approvals from the City of Seattle, and any applicable architectural review boards, planning commission, city council and building department. Landlord shall use commercially reasonable efforts to obtain a building permit (the “Building Shell Permit”) authorizing the construction of the Building Shell consistent with the Permit Set approved by both parties and commence construction of the Building Shell upon obtaining the Building Shell Permit.

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(d) Completion of Landlord’s Work. Following obtaining all of the requisite approvals, Landlord shall, at Landlord’s sole cost and expense except as otherwise provided for in this Work Letter, cause the Contractor to construct Landlord’s Work in a good and workmanlike manner, in accordance with applicable Legal Requirements and the Building Shell Permit, subject to Minor Shell Variations. As used in this Work Letter, the term “Shell Substantial Completion” shall mean the stage in the progress of the Landlord’s Work when (i) the Building Shell (including the items described on Exhibit B-1) have been completed, and the Architect has certified in writing that the Building Shell has been completed in accordance with the approved Permit Set, except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list” (which Landlord shall use commercially reasonable efforts to cause to be completed within a reasonable period after the date by which the Shell Substantial Completion has occurred, and in any event subject to Tenant Delays prior to Tenant’s completion of the Tenant Improvements), (ii) all utilities systems serving the Premises, life safety support systems including fire sprinklers and safety auditory systems, base building heating, ventilating, and air conditioning systems serving the Premises (except to the extent such items may be included as part of the Tenant Improvements or cannot be completed prior to the Substantial Completion of the Tenant Improvements) and Building elevators have been installed and are operating, (iii) all necessary governmental inspections of Landlord’s Work have been obtained and approved (except for any which cannot be obtained prior to the Substantial Completion of the Tenant Improvements), and (iv) the Premises are in such a state of completion that, upon completion of the Tenant Improvements, the requirements necessary to obtain approval for occupancy of the Premises from applicable governmental authorities (including approval from the Building Department and Fire Department of the City of Seattle for Tenant to occupy the Premises pursuant to a certificate (or temporary certificate) of occupancy or its equivalent (but specifically excluding any permits, licenses or other governmental approvals required to be obtained by Tenant in connection with Tenant’s conduct of business in the Premises) have been satisfied. Subject to the provisions of the Lease and this Work Letter, Landlord shall be responsible for the cost of Landlord’s Work. Upon Tenant’s request, Landlord and Tenant shall promptly thereafter schedule and facilitate an inspection with Tenant’s team during which Landlord shall demonstrate Landlord’s compliance with the Shell Substantial Completion criteria and the parties may note Punch List Items. Upon Shell Substantial Completion, Landlord shall require the Architect and the Contractor to execute and deliver a Certificate of Substantial Completion in the form of the American Institute of Architects document G704. For purposes of this Work Letter, “Minor Shell Variations” shall mean any modifications reasonably required: (i) to comply with any applicable Legal Requirements; (ii) to obtain or to comply with any required permit for Landlord’s Work; (iii) to comply with any request by Tenant for modifications to Landlord’s Work; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work; provided that in each case, such changes are not material in any way. Other than Minor Shell Variations, Landlord shall not make any material changes to the approved Permit Set without Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) Early Access for Tenant Improvement Work. Landlord shall permit Tenant to have access to the Building for purposes of performing the Tenant Improvements from and after the date the Building Shell is in Tenant Improvement Work Readiness Condition. As used herein, the “Tenant Improvement Work Readiness Condition” shall mean the point in the construction process when the applicable floors being Delivered satisfy the Tenant Improvement Work Readiness Condition as more particularly described on Exhibit B-2. The Tenant Improvement Work Readiness Condition shall occur prior to Shell Substantial Completion and shall be reasonably determined by the Contractor as soon as feasible and in conformance with State safety guidelines with access being provided to the TI Contractor on a on a floor by floor basis as Building Shell structural work has progressed to a point that each floor can be released to the TI Contractor to begin work. If Tenant has not been attending construction meetings and is not otherwise aware of the status of the construction, Landlord shall send Tenant a notice prior to achieving the Tenant Improvement Readiness Condition for the Initial Premises and shall promptly thereafter schedule and facilitate a brief inspection with Tenant’s team during which Landlord shall demonstrate that the Initial Premises complies with the Tenant Improvement Work Readiness Condition.

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(f) Delivery of the Premises. Tenant’s taking Delivery of the Premises shall not constitute a waiver of: (i) any defect in the Landlord’s Work, (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed in accordance with the approved Permit Set (subject to Minor Shell Variations and such other Changes as are approved hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Shell Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to cause the Contractor to remedy any such Construction Defect within a reasonable period of time. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the Contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect. If the Contractor fails to remedy such Construction Defect within a reasonable time, Landlord shall use reasonable efforts to remedy the same within a reasonable period thereafter.

(g) Warranties. Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to any portion of the Premises that Tenant is obligated to maintain under the Lease. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers, but the cost of any such extended warranties shall be borne solely by Tenant.

(h) Changes. Any changes (“Changes”) requested by Tenant to the approved Permit Set and Exhibit B-1 shall be requested and instituted in accordance with the provisions of this Section 2(h). If Tenant shall request Changes, Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA G709 work changes proposal request form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord and Tenant shall work together in good faith to address Tenant’s concerns but Landlord shall have the right to make the final decision regarding the base Building and structural components of the Building, as long as such final decision is consistent with the approved Permit Set and Exhibit B-1, Landlord shall submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the estimated cost involved, if any, including, without limitation, architectural and engineering costs and the estimated period of time, if any, that the Change will extend the date on which Landlord’s Work will be in the condition required for the Tenant Improvement Work Readiness Condition to occur. Any delay in the critical path of the construction of the Building Shell as a result of a Change Request by Tenant shall be a Tenant Delay. If Tenant: (i) approves the amount of Tenant Delay, if any, and (ii) agrees to pay Landlord all costs and expenses (including hard and soft costs) to complete the Building Shell as a result of such Change, Landlord shall cause the Change, if approved by Landlord, to be instituted, and any amounts due from Tenant shall be delivered to Landlord, within 30 days after written request from Landlord which may, at Landlord’s election, be prior to commencement of the work (i.e., prior to the design and/or construction) constituting the Change.

(i) Shell Records. The parties specifically acknowledge and agree that Landlord’s books and records and costs with respect to Landlord’s Work constitute Landlord’s confidential and proprietary information and shall not under any circumstances be made available to Tenant.

3. Tenant Improvements.

(a) Tenant Improvements Defined. Other than completing the Building Shell pursuant to the approved Permit Set and funding the TI Allowance (as defined below) as provided herein, and except as otherwise expressly set forth herein or in the Lease, Landlord shall not have any obligation whatsoever with respect to the Tenant Improvements and the finishing of the Premises for Tenant’s use and occupancy. Nothing contained herein or in the Lease is intended to limit Landlord’s obligation to Substantially Complete the Building Shell by the Shell Substantial Completion Deadline, and Landlord

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shall use all commercially reasonable efforts to thereafter diligently complete any Shell Punch List items within a reasonable period of time on or before the date of Tenant’s substantial completion of the Tenant Improvements. As used herein, “Tenant Improvements” shall mean all fixed improvements (excluding furniture and other personal property of Tenant) to the Premises desired by Tenant other than those improvements included within the definition of Building Shell and shall include, subject to Landlord’s approval rights pursuant to this Work Letter, the design, permitting and construction of the balance of the improvements to the Premises and all such improvements shall be of a quality consistent with tenant improvements to other Class A laboratory/office buildings in Seattle and the Building Shell. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that the Tenant Improvements shall also be subject to Tenant obtaining the requisite approvals from the City of Seattle, and any applicable architectural review boards, planning commission, city council and building department.

(b) Tenant’s Design Drawings. Tenant shall retain a licensed architect selected by Tenant and approved by Landlord pursuant to Section 1(c) above (“TI Architect”) to prepare and deliver to Landlord and the Architect schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements. The TI Design Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Not more than 10 business days after receipt, Landlord shall notify Tenant of Landlord’s approval or disapproval of the TI Design Drawings and, if disapproved, Landlord shall return the TI Design Drawings to Tenant with a detailed explanation of the reason(s) for disapproval. Representatives of both parties shall promptly make themselves available to discuss and resolve Landlord’s comments or revisions, and such documents shall promptly be revised by Tenant to incorporate any agreed upon changes. In the event the parties cannot reach agreement and resolve all disputed matters relating to any such documents, the parties shall promptly meet and confer and negotiate in good faith to reach agreement on any disputed matters. Such process shall continue until Landlord has approved the TI Design Drawings; provided, however, that any disputes in connection with the TI Design Drawings shall be resolved in accordance with Section 3(d) hereof.

Tenant acknowledges that Landlord has advised Tenant that, in order to maintain the most efficient Building Shell and Tenant Improvement construction process, Tenant should inform Landlord of aspects of the Tenant Improvements that would, or could reasonably be expected to, materially affect the Building Shell by July 1, 2015. Tenant will endeavor to do so.

(c) Working Drawings. Following Landlord’s and Tenant’s approval of the TI Design Drawings, Tenant shall cause the TI Architect to prepare and deliver to Landlord and the Architect for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall represent the logical evolution of the approved TI Design Drawings. As between Landlord and Tenant, Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. The TI Construction Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed and in particular, but without limitation, Landlord shall not object to any feature of the TI Construction Drawings that was included in the TI Design Drawings or which is a logical extension thereof unless it would reasonably be expected to materially or adversely impact the Building Shell or Building Systems. Landlord shall notify Tenant of its approval or disapproval of the TI Construction Drawings within 10 business days after Landlord receives the TI Construction Drawings and, if disapproved, Landlord shall return the TI Construction Drawings to Tenant with a detailed explanation of the reason(s) for disapproval, and the procedure described in Section 3(b) above shall be repeated until Landlord approves, in writing, the TI Construction Drawings; provided, however, that any disputes in connection with the TI Construction Drawings shall be resolved in accordance with Section 3(d) hereof. The approved TI Construction Drawings, as modified, shall be deemed the “TI Construction Drawings”.

(d) Approval and Completion. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant

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Improvements, provided, however, that (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any decision by Tenant shall be payable by Tenant (subject to reimbursement out of the TI Allowance as provided for below or payable by Tenant as Excess TI Costs), and (iii) Tenant’s decision will not materially or adversely affect the structural components of the Building or any Building Systems being installed as part of Landlord’s Work. Any TI Changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 5 hereof; provided, however, that the terms of this Section 3(d) shall apply to any dispute between Landlord and Tenant in connection with any such TI Changes.

4. Performance of Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall retain the TI Contractor selected by Tenant and reasonably approved by Landlord pursuant to Section 1(c) above to construct the Tenant Improvements. Following the date that the Tenant Improvement Work Readiness Condition occurs, Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the approved TI Construction Drawings. The cost of obtaining the TI Permit shall be payable by Tenant (subject to reimbursement out of the TI Allowance as provided for below or payable by Tenant as Excess TI Costs). Landlord shall, at no cost to Landlord, assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of Tenant’s contract with the TI Contractor for the Tenant Improvements and the TI Architect, and certificates of insurance from any subcontractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the TI Contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the TI Contractor’s liability coverages.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the approved TI Construction Drawings, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s reasonable discretion if the matter concerns the structural components of the Building or any Building System.

(c) Tenant Liability. Tenant shall be responsible for causing any construction deficiencies or defects in the Tenant Improvements to be corrected.

(d) Substantial Completion. Tenant shall use commercially reasonable efforts to cause the TI Contractor to substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the TI Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required with respect to the Tenant Improvements: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements. The Rent Commencement Date shall be postponed on a day-for-day basis in the event that Tenant’s Substantial Completion of the Tenant Improvements is delayed by Landlord Delay (as defined in Section 7(a) below).

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5. TI Changes.

(a) Tenant’s Right to Request Changes. In the event that Tenant desires to change the TI Construction Drawings at any time after the approval thereof by Landlord (a “TI Change”), Tenant shall deliver written notice of the same to Landlord setting forth in reasonable detail the nature and extent of any such proposed TI Change (a “TI Change Request”). Such TI Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such TI Change Request within 5 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. If such TI Change does not materially or adversely affect the Building Shell (or the structural components thereof) and/or any Building Systems and does not increase the cost of Landlord’s Work, Landlord’s approval of such TI Change shall not be required. If Landlord fails to respond within such 5 business day period, then Tenant shall provide Landlord with a second written notice stating in bold and all caps 12 point font that Landlord’s failure to respond to Tenant’s TI Change Request within 2 business days after Landlord’s receipt of the second notice shall be deemed approval by Landlord, and if Landlord does not respond within such 2 business day period, then Landlord shall be deemed to have approved such TI Change Request. Additionally, if Landlord disapproves of the item proposed by Tenant, then Landlord shall deliver to Tenant its written explanation for such disapproval and proposal for modifications and the parties shall negotiate in good faith to reach agreement on the item proposed.

(b) Implementation of Changes. If Landlord approves (or is deemed to have approved) such TI Change, Tenant may cause the approved TI Change to be instituted. If any TI Permit modification or change is required as a result of such TI Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change. Any dispute between Landlord and Tenant in connection with any such TI Changes shall be subject to the terms of Section 3(d).

6. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. The Budget shall be based upon the TI Construction Drawings approved by Tenant and Landlord. Landlord shall not be entitled to a fee for monitoring and inspecting the construction of the Tenant Improvements but Landlord shall be entitled to be reimbursed by Tenant from the TI Allowance for Landlord’s reasonable and actual out-of-pocket costs and expenses incurred in connection with monitoring and inspecting the construction of the Tenant Improvements. If the Budget is greater than the TI Allowance, Tenant shall be responsible for the paying the excess.

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (the “TI Allowance”) of $145.00 per rentable square foot of the initial Premises. The TI Allowance shall be disbursed in accordance with this Work Letter. Landlord shall also provide Tenant with a separate fit out allowance for the Initial Premises only to reimburse Tenant for up to $15,000 in design fees, which such fit out allowance shall be paid within 30 days of invoice from Tenant.

(c) Costs Includable in TI Allowance. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Administrative Rent and the cost of TI Changes and all hard and soft costs incurred by Tenant for completion of the Tenant Improvements and Tenant’s occupancy, including, without limitation, the purchase by Tenant of furniture, fixtures and equipment for the Premises (collectively, “TI Costs”).

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(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If the TI Costs under the Budget (as the same may be amended) exceed the TI Allowance, Tenant shall be responsible for paying for all TI Costs in excess of the TI Allowance (“Excess TI Costs”). Tenant shall timely pay for the cost of the Tenant Improvements so that liens are not filed against the Property and, for the avoidance of any doubt, the provisions of Sections 15 and 20(e) shall apply to Tenant’s construction of the Tenant Improvements. Notwithstanding anything to the contrary set forth in this Section 6(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. Upon Tenant’s written request to Landlord, one-half (1/2) of the TI Allowance shall be disbursed by Landlord to Tenant as reimbursement for the costs incurred by Tenant during the course of design and construction of the Tenant Improvements at the point where the TI Contractor certifies to Landlord’s reasonable satisfaction that the Tenant Improvements are at least 50% complete. Upon Tenant’s written request to Landlord, the remaining one-half (1/2) of the TI Allowance shall be disbursed by Landlord to Tenant as reimbursement for the costs incurred by Tenant for the design and construction of the Tenant Improvements upon completion of (and payment by Tenant in full for) the Tenant Improvements. Tenant shall, upon request from Landlord, provide monthly financial accounting reports (in form reasonably acceptable to Landlord) documenting work completed, costs relative to Budget and payments made by Tenant with respect to the Tenant Improvements. Prior to making any disbursements from the TI Allowance, Landlord may require draw requests in a customary form reasonably approved in advance by Landlord, containing certifications, lien waivers (including unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord may reasonably require. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) statements setting forth the names of all contractors and first tier subcontractors who did work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) all governmental permits and approvals required for the occupancy for the Premises to the extent they are related to the completion of the Tenant Improvements as opposed to the Landlord’s Work; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises that Tenant received from the TI Contractor in connection with the construction of the Tenant Improvements.

7. Tenant Election. On or before July 1, 2015, and subject to Landlord and Tenant entering into an amendment to this Lease including a new Work Letter (the “Lease Amendment”) in form and content reasonably acceptable to both parties, Tenant may elect by written notice to Landlord to have Landlord perform the construction of the Tenant Improvements in the Initial Premises as a Landlord build project (as opposed to the Tenant build project contemplated by this Work Letter) pursuant to plans and specifications approved by Tenant and Landlord. The Lease Amendment shall include, among other things, the following general business terms: (i) Landlord shall deliver the Initial Premises to Tenant with the Tenant Improvements substantially complete by February 1, 2017 (as such date may be extended by Force Majeure, Tenant Delays and any extensions of any Milestone Date), (ii) Tenant shall be entitled to two free days of Base Rent for each day of delay by Landlord in timely delivering the Initial Premises with the Tenant Improvements substantially complete, (iii) if Landlord’s late delivery of the Initial Premises causes Tenant to holdover under Tenant’s Existing Lease or Tenant is required to secure temporary offices as contemplated in Section 2, then Landlord shall pay the Holdover Premium and/or any Substitution Lease Cost, as applicable, (iii) Landlord shall be entitled to an administrative fee out of the TI Allowance for managing the design and construction of the Tenant Improvements equal to 3% of the cost of the Tenant Improvements, (iv) appropriate progress milestones and dates shall be established by Landlord for the design, review and approval by Landlord and Tenant of space plans and construction drawings and the budget for the Tenant Improvements in order that the Tenant Improvements can be constructed in an orderly fashion by February 1, 2017, (v) Landlord shall require the general contractor for the Tenant Improvements to construct the Tenant Improvements in compliance with the building permit for the Tenant Improvements and applicable legal requirements, (vi) Tenant shall not be expected to pay for Excess TI Costs unless Landlord advises Tenant of the excess amount required to be paid by Tenant prior to, at Landlord’s option, acceptance of a mutually acceptable contractor bid or acceptance of a guaranteed maximum price contract that the design and construction of the Tenant Improvements for the

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Initial Premises will exceed the TI Allowance; provided, however, that Tenant shall be responsible without exception for any changes to the Tenant Improvements requested or required by Tenant, (vii) the general contractor and all subcontractors for the Tenant Improvements shall be selected by Landlord subject to Tenant’s reasonable approval, and (viii) Section 2 of this Lease shall be revised in the Lease Amendment, as necessary, to among other things reflect the fact that Delivery of the Initial Premises shall be upon Landlord’s substantial completion of the Tenant Improvements or the date that Landlord could have substantially completed the Initial Premises but for Tenant Delays, and the reference to the term Tenant Improvement Work Readiness Condition shall no longer apply. If Tenant elects to have Landlord construct the Tenant Improvements, Landlord shall not be required to assume or be responsible for any contracts previously entered into by Tenant in connection with the design and/or construction of the Tenant Improvements. Landlord and Tenant acknowledge that this Section 7 is intended to include some but not all of the provisions that each party will require be included in the Lease Amendment. Notwithstanding anything to the contrary contained herein, if, after diligently negotiating in good faith, the parties fail to enter into the Lease Amendment before July 30, 2015, the provisions of this Section 7 shall have no further force or effect.

8. Miscellaneous.

(a) Landlord Delay. As used herein and in the Lease, the term “Landlord Delay” shall mean an actual delay, despite Tenant’s reasonable efforts but without any additional cost or expense to Tenant to avoid or mitigate delay, in Substantial Completion of the Tenant Improvements resulting directly from (i) Landlord’s failure to approve or reasonably disapprove (pursuant to the terms of this Exhibit B) any item requiring Landlord’s approval or disapproval within the time period provided for such approval or disapproval in this Exhibit B, (ii) any material disruption to or interference with the design and construction of the Tenant Improvements or Tenant and its contractors’ access to the Project caused by Landlord’s employees, agents, contractors or Landlord Representatives that is not cured within one (1) business day after Landlord’s receipt of written notice thereof from Tenant, (iii) any request by Landlord for a material change in the Tenant Improvements after Landlord has approved the Tenant Improvements pursuant to the terms of the Work Letter (except to the extent that such change may otherwise be required under the terms of this Lease); (iii) Landlord’s failure to disburse the TI Allowance as and when required under this Work Letter (except to the extent that Landlord reasonably disputes any amounts requested for disbursement); and (iv) Landlord’s failure to provide Tenant promptly after Tenant’s request therefor with any information reasonably required from Landlord for the normal progression of Tenant’s design, permitting and construction of the Tenant Improvements.

(b) Tenant Delay. As used herein and in the Lease, the term “Tenant Delay” shall mean an actual delay, despite Landlord’s reasonable efforts but without any additional cost or expense to Landlord to avoid or mitigate delay, to (i) the date on which the initial Premises is or would have been delivered to Tenant in Tenant Improvement Work Readiness Condition, and/or (ii) the date that Shell Substantial Completion occurs or would have occurred, in any case resulting from any material disruption to or interference with the design and/or construction of the Building Shell caused by Tenant’s employees, agents, contractors or Tenant’s Representatives that is not cured within one (1) business day after Tenant’s receipt of written notice thereof from Landlord. Tenant Delay shall also include: (i) (A) delays arising from TI Changes or Changes requested by Tenant including, without limitation to, the Building Shell, and/or (B) Tenant’s failure to provide Landlord promptly after Landlord’s request therefor with any information reasonably required from Tenant for the normal progression of Landlord’s design, permitting and construction of the Building Shell; provided, however, with regard to (A) and (B), Tenant shall be entitled to notice (which may be by email to Tenant’s Representative) that Tenant is doing, or failing to do, something that is causing Tenant Delay, and shall have at least one (1) business day after Tenant’s receipt of said notice to cure by taking appropriate corrective action before Tenant shall have committed Tenant Delay.

(c) Attribution of Landlord Delay and Tenant Delay. Landlord and Tenant through their respective authorized representatives shall account for and allocate all Landlord Delays, Tenant Delays and Force Majeure as construction proceeds and resolve any differences. If the parties are unable to agree, the Architect and TI Architect shall meet and confer in good faith and shall jointly make the final determination regarding whether a Landlord Delay or Tenant Delay existed and how long it lasted.

400 Dexter/Juno - Page 11

(d) Services. Tenant shall be entitled to the use of loading docks, elevators, water, electricity, restrooms and parking at the Project as and when the same have been constructed, as applicable, and are available for use during Tenant’s construction of the Tenant Improvements and move-in, all at no cost to Tenant.

(e) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(f) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(g) No Default. In no event shall Landlord have any obligation to fund any portion of the TI Allowance or perform any Landlord’s Work during any period that Tenant is in Default under the Lease.

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EXHIBIT B-1 TO WORK LETTER

Building Shell

Architectural

•	Main lobby built out to include reception desk, waiting area, and elevator waiting area.

•	Exterior Amenities (ie decks built out) as indicated on the schematic drawings.

•	Garage elevator lobby / waiting areas.

•	All common area finishes (ie stairs, lobbies, restrooms, amenities, loading dock, etc) complete.

•	Loading dock and trash rooms suitable for building type / use.

•	Hazardous materials storage area near loading dock including a location for secure laboratory gas bottle storage/exchange.

•	Restrooms on each floor sized according to code requirements.

•	Sill extensions for all perimeter windows.

•	Perimeter framing, GWB and insulation; provided, however, that in lieu of completing these items Landlord may provide Tenant with an allowance in the amount of $50,000 per full floor of the Premises for Tenant to complete such items as part of the Tenant Improvements.

•	Minimum clear height of 11-9” (12’-0” preferred) in lab and office spaces.

•	Individual floor shall be capable of an allocation of 80/20 lab to office allocation. Total Premises use shall not exceed 60/40.

•	The Building shall be designed consistent with other Class A laboratory buildings in the South Lake Union area of Seattle

Structural

•	The floors will be designed for an average vibration performance of 4,000 m-in/sec with some areas exceeding 2,000 m-in/sec for vibration sensitive equipment.

•	Where structure contains post tension cables or limits tenant core holes, allow for future penetrations at a standard lab bench layout.

Mechanical

•	All shell and core and common area systems including garage exhaust, common lobby, transformers / electrical rooms, storage rooms, common restrooms / showers, elevator machine rooms, elevator / stair shaft pressurization, etc.

•	Floor AHU’s, rooftop chillers, boilers and all other equipment required to serve approximately 80,000 RSF of lab and office space with the following provisions (60 / 40 lab to office ratio, 100% air to labs, up to 8-10 air changes for the labs).

•	Capacity / infrastructure to accommodate future expansion (Phases II / III). Equipment may be installed now or later with no impact to the existing space.

•	Vertical distribution (shaft and risers for supply and exhaust distributed and capped off at each floor.

•	Provide two fume exhaust risers per floor and fans sized for a total quantity of six (6) 6’ standard chemical fume hoods per tenant lab floor. Stubbed out at floor for connection by TI contractor. Shaft and equipment space for fume hood exhaust to the roof for future fume hood.

Plumbing

•	All shell and core and common area systems including hose bibs, custodial sinks, restrooms etc.

•	Gas service as necessary to accommodate shell and core equipment.

•	Domestic cold water and lab cold water sized for a typical 60/40 lab to office ratio stubbed onto each tenant floor, 50 psig minimum pressure.

•	Recirculating hot water loop stubbed out at each floor.

•	Laboratory hot and cold water stubbed out at each floor.

•	Laboratory recirculating hot water loop.

Note: Specifications are subject to change pending final design and construction of base building but subject to Tenant’s approval.

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•	Metering as required / necessary to accurately measure tenant use.

•	Lab waste risers stubbed out underneath each floor for tenant connection.

Fire Protection

•	Shell and core system capable of expanding to meet typical tenant build-out requirements.

Electrical

•	All core / shell and common area systems including power and lighting according to code requirements for garage, loading, trash, storage, lobbies, and all other core and shell areas.

•	Dedicated electrical service (2000 amp / 480v / 3 phase / 4 wire) equally distributed from building main switchboard to electrical rooms and panels on each floor.

•	Level 3 and 8 electrical rooms have 400 amp 480/208 volt, 45 kVA step down transformer and 150 amp 120/208 volt panel for house loads. Surge suppression required for tenant connection.

•	Provide surge suppression at all main service switchboards and panel boards.

•	Back up generator providing 2,000 KW, with 24 hour fuel capacity, with a switch gear which provides 1,000 KW for the exclusive use of Tenant load. The 1,000 KW exclusive to Tenant shall include all equipment, automatic transfer switches, wiring, transformers and panels required to equally distribute load to each Tenant floor. Provide connection for alternate back-up generator or other power source.

•	Shell and core fire alarm system capable of expanding to meet typical tenant build-out requirements.

•	Telephone and data service terminated in a MPOE room and ready for tenant connection.

•	(2) 4” conduit raceways from the MPOE to each of the tenant floors.

•	Perimeter access control system including card readers at all exterior access points, elevators, and stairwell doors to each floor. System should also be expandable to accommodate additional card readers (assume five per floor) by tenant.

•	Garage entry and exit system.

•	Building security camera system with cameras located at garage entry, building entry, and garage elevator lobbies.

Parking

At least 50% of the parking stalls in the Parking Garage shall be at least 8’6” wide

Note: Specifications are subject to change pending final design and construction of base building but subject to Tenant’s approval.

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EXHIBIT B-2

Tenant Improvement Work Readiness Condition

General

1.	Tenant has the right to commence tenant improvement construction once the below requirements have been met by the Landlord and accepted by the Tenant. Tenant also has the right to hold off TI commencement until the Initial Premises have been delivered to the below condition and the site requirements have been met.

Architecture

1.	Floors that are released to begin TI work should be in a condition to safely allow Tenant’s work to commence in an efficient and safe manner.

2.	Landlord and Tenant shall work together to try to find a suitable location adjacent or nearby to the premises for the tenant to set up project team offices for the duration of the tenant improvement construction.

3.	Floors that are released to begin TI work should be complete to allow layout to begin of floor surfaces, column lines, control lines or Trimble reference points.

4.	Shell contractor will be responsible for coordination with TI contractor and TI contractor will work collaboratively with the Shell contractor to minimize any TI construction disruption. Once the schedule and work sequences have been agreed to by both contractors 1) Shell contractor shall pay for any damage or removal to any completed TI work or any disruption of the agreed to TI schedule. 2) TI contractor shall pay for any damage or removal to any completed Shell Core work or any disruption of the agreed to Shell Core schedule.

5.	TI contractor shall have access to construction elevators for so long as they are required for construction of the Building Shell. Tenant shall have the right to use of the manlift/elevator during construction of the Tenant Improvements but only for so long as the Contractor for the Building Shell keeps it in place; provided, however, that Tenant pays its equitable share of the operating costs related thereto during the period that Tenant is using the same.

Plumbing

1.	Water to be available to Tenant use for construction proposes.

Electrical

1.	TI contractor will at all times have access to sufficient power to the tenant improvement working floors to allow for TI construction.

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EXHIBIT C TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this      day of             ,         , between ARE-SEATTLE NO. 16, LLC, a Delaware limited liability company (“Landlord”), and JUNO THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated             ,          (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Delivery Date is             ,         , the Commencement Date of the Base Term of the Lease is             ,         , the Rent Commencement Date is             ,          and the termination date of the Base Term of the Lease shall be midnight on             ,         . In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

JUNO THERAPEUTICS, INC., a Delaware corporation

By:

Its:

LANDLORD:

ARE-SEATTLE NO. 16, LLC, a Delaware limited liability company.

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland Corporation, general partner

By:

Its:

Rules and Regulations	400 Dexter/Juno - Page 1

EXHIBIT D TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project, except as otherwise permitted by the Lease

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not cause or permit nuisance on the Premises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord or as provided in this Lease.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

Rules and Regulations	400 Dexter/Juno - Page 2

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging or illegal purposes or for any purpose other than that specified in the Lease.

17. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

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EXHIBIT E TO LEASE

TENANT’S PERSONAL PROPERTY

None.